U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                                FORM 10-KSB

[ X ] Annual  Report  Pursuant  to Section 13 or 15(d)  of  the  Securities
      Exchange Act of 1934 [Fee Required]
For the fiscal year ended December 31, 1994

                               or

[   ] Transition  Report Pursuant to Section 13 or 15(d) of the  Securities
      Exchange Act of 1934 [No Fee Required]
For the transition period from                            to

Commission file number 0-16819

             National Capital Management Corporation
            (Name of small business issuer in its charter)

                Delaware                                 94-3054267
(State or other jurisdiction of              (I.R.S.Employer Identification
 incorporation or organization)               Number)

50 California Street, San Francisco,  CA           94111
(Address of principal executive offices)          (Zip Code)

Issuer's telephone number  (415) 989-2661

Securities registered pursuant to Section 12(b) of the Exchange Act:
                              NONE

Securities registered pursuant to Section 12(g) of the Exchange Act:
  Common Stock, $0.01 Par
   (Title of Class)

Check  whether  the issuer (1) filed all reports required to  be  filed  by
Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                      Yes  X   No ___

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any
amendment to this Form 10-KSB.                              [ X ]

Issuer's revenues for its most recent fiscal year $10,000,197.

The aggregate market value of voting stock held by nonaffiliates of the Registrant is approximately $3,074,753 as of March 23, 1995.
                                   5,019,257
    (Number of shares of common stock outstanding as of March 23, 1995)

               Total number of pages in this document is: 234
                      The exhibit index is on page 50
                             PART I

Item 1 - Description of Business

Introduction

National Capital Management Corporation ("NCMC") is a holding company which currently operates in three divisions through a number of subsidiaries and controlled entities (collectively with NCMC, the "Company"): (i) the Viatical Settlement Division which purchases life insurance policies for cash, on a discounted basis, from individuals having life threatening illnesses, (ii) the Real Estate Division which includes the ownership and management of real estate properties, and (iii) the Industrial Products Division which is engaged primarily in the production and distribution of commercial laundry equipment.

Prior to 1992 the Company's activities primarily involved the management of real property assets and mortgage loan receivables of National Capital Real Estate Trust, a real estate investment trust to which the Company was a successor in 1988, and the pursuit of acquisition opportunities. The Company expanded its operations during 1992 by purchasing the assets of Jensen Corporation, a Florida based manufacturer and distributor of commercial laundry equipment and waste compactors, and establishing an Industrial Products Division. During March 1994 the Company broadened its operations again when it formed the Viatical Settlement Division and its 80%-owned subsidiary, National Capital Benefits Corporation, to purchase life insurance policies from individuals with life threatening illnesses, a business generically referred to as viatical settlement.

The Company's predominant focus for the future will be the continued enhancement of its asset base as well as its growth in the specialty finance business. To the extent that financial resources are available, the Company may continue to pursue the acquisition and development of operating businesses regardless of whether these businesses involve activities related to current operations of the Company. The Company competes with entities of substantially greater size and financial resources in finding and consummating acquisitions of operating businesses and other assets.

Viatical Settlement Division

On March 17, 1994, the Company formed the Viatical Settlement Division to engage in the business of purchasing life insurance policies which insure the lives of individuals with life threatening illnesses. The operating entity in this division is National Capital Benefits Corporation ("NCBC"), eighty percent of whose common stock, and all of its preferred stock, is owned by the Company. NCBC generally seeks to purchase policies which insure individuals having a projected life expectancy of 24 months or less. In March 1994, the Company funded NCBC with initial cash investments of $1,490,000, consisting of $1,450,000 of preferred stock and $40,000 of common stock, and purchased an additional $1,000,000 of preferred stock for cash during June 1994. In addition, NCBC has obtained a revolving line of credit up to $10 million, based on a formula of eligible policies purchased, from an institutional lender to be used to provide working capital and funds for the purchase of such policies. The facility is secured by all of NCBC's assets including the policies purchased and will bear interest at 2% over a composite of several large bank prime rates or the rate on 90 day dealer commercial paper, whichever is higher. NCBC had drawn approximately $2,184,000 on this line of credit as of December 31, 1994. NCBC has agreed to insure 90% of the net death benefit of the acquired policies through a newly formed and wholly-owned Bermuda insurance company which has reinsured the risk with a consortium of large international insurance companies. There was approximately $215,000 of cash remaining in NCBC and its wholly-owned Bermuda insurance company at December 31, 1994, $79,000 of which is restricted for use in NCBC's operations and $136,000 which is restricted to the Bermuda insurance company pursuant to the revolving line of credit agreement. The face value of all policies purchased during 1994 was $3,928,554, and after maturities of $275,000, the face value of all policies held by NCBC was $3,653,554 at December 31, 1994. Additionally, NCBC had approximately $7.8 million of borrowing capacity available at
December 31, 1994 pursuant to its revolving line of credit agreement. In connection with the acquisition of certain assets of CAPX Corporation ("CAPX") by NCBC and the issuance of 100,000 shares of Company common stock, the institutional lender permitted the transfer to NCMC of $175,000 by NCBC during 1994.

Twenty percent of the common stock of NCBC is owned in the aggregate by an executive officer of NCBC and a trust whose sole trustee is another executive officer of NCBC ("the Minority Owners"). The Company has entered into an agreement with the Minority Owners which prohibits the transfer of the stock held by them through July 1, 1997 and thereafter permits the Company a right of first refusal on all other transfers through the tenth anniversary of the agreement. In addition, during the period May 1, 1997 through June 30, 1997 either the Company or the Minority Owners can notify the other of a conversion election in which event the Company may at its option, either (a) issue shares of its common stock plus, in certain instances, other consideration in the amount of the appraised value (based on the fair market value of NCBC after repayment of all preferred stock) for their NCBC shares, (b) sell NCBC on or before the anniversary date of receipt of the appraisal or (c) on or before said anniversary date distribute the shares of NCBC held by NCMC to its shareholders. If the Company issues to the Minority Owners shares of its common stock, the Company has agreed to use its best efforts to promptly effect the registration thereof if requested by a majority of the Minority Owners.

On July 29, 1994, NCBC acquired from CAPX Corporation substantially all of its operating assets (other than cash, securities and purchased insurance policies), including the trade names of its wholly-owned subsidiaries, Living Benefits Inc. and American Life Resources, Inc. Management believes these two subsidiaries were the two most established companies in the viatical settlement business prior to this transaction, with an estimated 20% market share and which had purchased policies totaling approximately $100 million in face value from the inception of their operations to June 1994. There was no assumption of liabilities or obligations by NCBC. Consideration paid consisted of $125,000 in cash, 100,000 shares of common stock previously held as treasury stock by NCMC and a gross revenues participation in all proceeds arising from viatical settlement entered into by NCBC, equal to 1.75% and 1% in the United States and other countries, respectively, over the next four years. NCMC has agreed for a period of two years from the date of closing to repurchase the shares from CAPX for a purchase price of $1.75 per share and has also agreed to certain registration rights for a three year period.

Nature of Business

The viatical settlement business makes it possible for people facing life threatening illnesses to sell their life insurance policies for cash at a discount from the policies' stated death benefit. The sales proceeds give them choices that they might not otherwise have, such as selecting quality health care, retaining ownership of a residence, retiring indebtedness or sharing funds with family, friends or favorite charities.

A prospective seller's medical records will be reviewed by physicians retained by NCBC as consultants who specialize in treatment of the individual's particular illness or disorder. A prognosis will then be made by each physician of the life expectancy of that person, which will be an essential element in determining NCBC's interest in purchasing the policy and the terms of such purchase. Other factors to be considered when purchasing policies are the financial strength of the insurance company writing the policy, the amount of coverage provided by the policy, assignment restrictions contained in the policy, the amount of any loans against the policies, prior assignments, the beneficiary, the cost of policy premiums, issue date and type of policy.

NCBC markets its services through advertising in newspapers and periodicals and in brochures mailed to various organizations and support groups. In addition, NCBC relies on word-of-mouth, media reports, referrals from healthcare professionals, life insurance agents and life insurers as well as appearances before associations of financial planners, support groups, insurance groups and actuaries. As a result of privacy and other ethical and legal considerations, NCBC does not solicit potential applicants in person, by telephone or by direct mail.

NCBC competes with many other companies and individuals offering to purchase life insurance policies from qualifying policy holders. Insurance companies offering to advance a portion of death benefits on their own life insurance policies to policy owners who are terminally ill or who have suffered a catastrophic illness, such as a stroke, heart attack or coronary artery surgery, also compete with NCBC. NCBC competes with companies offering similar services on the basis of both service and price. It is expected that additional competitors may enter the viatical settlement business and provide similar services in the future. It is also anticipated that more insurance companies will make available partial prepayments of death benefits to policyholders facing life-threatening illnesses.

NCBC only purchases policies from residents of states where it believes there is no statutory and/or judicial authority prohibiting the enforcement of assignments of policies to assignees without an insurable interest in the insured. NCBC believes that there is no such prohibiting authority existing today. However, all states have statutes that regulate insurance businesses and, although NCBC believes there is generally no existing judicial authority on point, there can be no assurance that some or all of these statutes will not be interpreted in the future to include viatical settlement and to preclude NCBC, which is not an insurance company, from operating in the states involved. Further, several states, including New York, New Mexico, California and Kansas, have adopted statutes specifically applicable to the viatical settlement business and regulations are pending in a number of other states including Florida,
Illinois,  Indiana,  Texas  and  Vermont  with  respect  to  this business. Consequently, there can be no assurance that additional states will not adopt similar or dissimilar statutes regulating the industry in a manner that could have an adverse impact on its profitability. NCBC supports appropriate state regulation of viatical settlements because it believes that consumer protection provisions will increase the opportunity to expand its business.

Under the United States Internal Revenue Code of 1986, as amended, the net proceeds to a seller from the sale of his or her life insurance policy while he or she is alive is deemed to constitute taxable income. Bills previously proposed and expected to be reintroduced before Congress plan to exempt from tax the proceeds of viatical settlements as well as the prepayment by insurance companies of death benefits on life insurance policies to individuals certified by a physician as having an illness or physical condition that can reasonably be expected to result in death in twelve months or less.

NCBC has incurred an operating loss of $1,092,000 since its inception in 1994, has limited cash at December 31, 1994 for use in operations and is thus solely dependent on the Company to provide cash needed for operating expenses and its share of acquisition costs of purchased policies that are not able to be fully funded under its revolving line of credit facility. NCBC had used $2,184,242 of its $10,000,000 revolving line of credit facility at December 31, 1994. This line of credit is to provide a portion of the funding for acquisition costs of insurance policies. However, this line can be used to provide operating cash to NCBC only to the extent that insurance policy proceeds in excess of the related loan amounts have been received by the lender. Given the scientific uncertainty of estimating the remaining life expectancies of the insured's covered by purchased policies, there can be no assurance that these policies will mature in accordance with the projected schedule. As such, until such time as significant proceeds are in fact received on matured policies, this line will not be able to provide NCBC a significant amount of operating cash. This potential lack of access to cash to meet operating needs, along with the lack of a formal commitment from the Company to support cash needs, raises substantial doubt about NCBC's ability to continue as a going concern. The Company has no contractual or other obligation to continue the funding of NCBC. However, management believes that the Company has adequate financial resources, including the potential for the refinancing or sale of certain assets, or it may also use other outside sources of financing, if available, to fund the operational needs of NCBC until such time as NCBC has obtained a break even level of operations or management of the Company determines that it is in the Company's best interest not continue such funding.

Real Estate Division

The Real Estate Division acquires, operates and disposes of income producing properties through the Company and three wholly-owned subsidiaries, NCQ Redbird, Inc. ("NCQR"), NCQ North Oak, Inc. ("NCQN"), successor entities of NCQ Realty, Inc. ("NCQ"), and Georgia Properties, Inc. ("GPI"). The Company and its subsidiaries currently own two apartment properties consisting of 422 units, one shopping center, a 2.8 acre parcel of undeveloped land and .9% general partner interests, plus a contingent interest of up to $4.5 million, in two real estate partnerships. The shopping center and two of the apartment properties are the result of acquisitions made prior to 1988, while the two real estate partnership interests are the result of acquisitions made during 1992 from the Resolution Trust Corporation. The undeveloped land was acquired on a nonrecourse basis in conjunction with the acquisition of all the assets of Jensen Corporation ("Jensen") and its parent company in 1992.

NCQ was formed in 1991 to purchase one or more properties through limited partnerships and to serve as general partner of these partnerships with the intent of admitting unaffiliated limited partners interested in participating in Federal low-income housing tax credits in exchange for a cash investment, or for outright sale of its interests under acceptable terms. During 1993 NCQ sold all of its interests in one such partnership and assigned all of its interests in two other partnerships to NCQR and NCQN during 1994 which subsequently sold 99.1% interests in each of these partnerships to an unrelated limited partner and its affiliate (see discussions of Quivira Place Apartments, Redbird Trails Apartments and North Oak Apartments below). GPI was formed to acquire, through foreclosure, and renovate two apartment properties which were previously sold by, and had been subject to secured indebtedness of, the Company (see discussions of Appletree Townhouses and Colony Ridge Apartments below).

The Real Estate Division employs no personnel to support the management of its real properties. Currently, NCM Management Ltd., a management company affiliated with the president and chief financial officer of the Company, provides management, accounting and related managerial services for a monthly fee. Acquisition and disposition activities with respect to its real estate interests are conducted primarily by the officers of the Company.

During 1994, 1993 and 1992 the Real Estate Division generated $3,614,000, $5,219,000 and $3,385,000, respectively, in revenues and realized operating income, before depreciation, of $585,115, $560,243 and $464,327 and depreciation of $895,338, $1,245,619 and $820,141 for the same periods (see Note 13 - Industry Segment Information of the Notes to Consolidated Financial Statements). The Real Estate Division also recognized gains of approximately $2,142,000 and $828,000 in 1994 and 1993 resulting from the sale of limited partner interests in Redbird Trails Associates, L.P. and Signature Midwest, L.P. during 1994 and the sale of all its interests in Quivira Place Associates, L.P. during 1993.

The status of each of the real estate investments owned by the Company in 1994 and 1993 is described below.

Quivira Place Apartments. On December 30, 1993, the Company sold all of its interests in Quivira Place Associates, L.P. ("QPA"), owner of a 289 unit complex located in Lenexa, Kansas. The sales proceeds included $1,515,000 in cash, a promissory note in the amount of $938,500 and the buyer's assumption of the $3,659,476 first deed mortgage secured by the property for a total purchase price of $6,112,976. The sales price less the carrying value of $4,345,817 generated a total gain of $1,767,159, of which $828,659 was recognized in 1993, with the balance of $938,500 recognized upon collection of the note on April 15, 1994.

Redbird Trails Apartments and North Oak Apartments. On June 13, 1994 and December 8, 1994, in accordance with previous agreements dated December 30, 1993, the Company sold limited partnership interests in Redbird Trails Associates, L.P. ("Redbird") and
Signature Midwest, L.P. ("Signature"), respectively, to two unrelated entities. These partners, which are related to each other, obtained a 99.1% interest in the existing equity, profits or losses and low income housing tax credits of the properties owned by these partnerships for an investment of approximately $1,256,000 and $769,000 in each partnership plus a $100,000 expense reimbursement. The Company refinanced the apartment properties owned by these two partnerships on December 8, 1994 in connection with these transactions. Pursuant to an agreement with the newly admitted limited partners, the Company retained the net proceeds of $483,725 from these refinancings. The funds from the new limited partners and the refinancings were received by the Company during 1994 and the first quarter of 1995, net of $440,000 due to an original limited partner for all its interests and claims, the total of which is approximately $2,100,000. A gain of $1,203,358 has been recognized on these transactions in 1994.

The Company retained a contingent interest in the cash flows of these partnerships. It will receive any cash available from property operations, to the extent it exceeds approximately $61,000 annually, and any refinancing proceeds up to a total of approximately $4.5 million, plus interest at 9.25% per annum on the outstanding balance of this amount. Any proceeds of sale will be allocated, first, 99.1% to the new partners until they have received 135% of their investment, less any prior distributions. Any remaining proceeds from a sale will be allocated to the Company up to $6 million, less any distributions from operations or refinancings pursuant to the discussion above. These arrangements have not been reflected in the Company's financial statements since their ultimate realization cannot reasonably be determined. In addition, at such time as the tax benefits have been utilized, the Company has the right to purchase the interests of the newly admitted partners for 135% of their contributed capital (minus prior cash payments). Should the Company choose not to exercise such right to purchase the partners' interests, the newly admitted administrative general partner has the right to require the Company to sell all of the assets and liquidate the partnerships.

The  Company retained a .9% interest in each partnership  through two wholly-owned subsidiaries serving as the operating general partners. Such operating general partners are obligated to provide loans of up to $150,000 and $75,000 to Redbird and Signature, respectively, to fund any operating deficits, as defined, for a three year period commencing December 8, 1994.

Redbird Trails Apartments is an apartment complex consisting of 17 two-story buildings containing a total of 252 apartment units constructed in 1986 in Dallas, Texas. Redbird Trails Apartments is located on Redbird Lane, which is a four-lane, divided thoroughfare approximately 1.5 miles from Marvin D. Love Freeway. The surrounding area is a mix of residential and commercial buildings. At March 19, 1995, occupancy was approximately 93%.

North Oak Apartments consists of 10 two-story buildings constructed in 1982 in Irving, Texas and contains a total of 132 apartment units. It is located on a major two-lane street approximately one mile from State Highway 183 and is surrounded by single and multi-family dwellings, and several retail properties. The Company was required to provide certain improvements to the property which were completed as of December 31, 1993 at a cost of $421,234. At March 19, 1995, occupancy was approximately 95%.

Appletree Townhouses. Appletree Townhouses is an apartment complex in Atlanta, Georgia. The Property consists of 29 buildings containing a total of 210 apartments. The complex is located on Campbellton Road, a major thoroughfare which is approximately two miles from Interstate 285 and is near Fort McPherson, home base of the Third Army. At March 19, 1995, occupancy was 90%. Appletree Townhouses was substantially
rehabilitated  by  the  Company  during  1993  at   a   cost   of
approximately $700,000.

Colony Ridge Apartments. Colony Ridge Apartments is an apartment complex in Decatur, Georgia. Constructed in 1968, the property consists of 23 two-story buildings containing a total of 212 apartment units. The property is located on Glenwood Avenue, a major thoroughfare which is approximately one-half mile from
Interstate 285. At March 19, 1995, the occupancy was 83%. Colony Ridge Apartments was substantially rehabilitated by the Company during 1993 at a cost of approximately $700,000.

The Mart Shopping Center. The Mart Shopping Center is located on nine acres in the high technology business area of Hillsboro, Oregon, a suburb of Portland. The center contains approximately 109,000 square feet of rentable area, and its lighted parking lot has space for over 500 cars.

The major tenants are Waremart, a supermarket consisting of 44,000 square feet and an additional 16,000 square foot ground pad for parking, and Bi-Mart, a super drug store which occupies 30,000 square feet. In addition, other tenants include a veterinary clinic, a restaurant, a fitness center, a pet store and a book store. As of March 19, 1995, the center was approximately 98% leased under long-term leases.

Immediately adjacent to The Mart Shopping Center is a 350,000 square foot shopping mall which was completed during 1988. The major tenants are a supermarket and a department store. Even though rental rates at the adjacent mall are generally higher than those at The Mart Shopping Center, the overall increase in retail space has resulted in increased competition in an already weak leasing market.

Undeveloped land, 2.8 acres. On September 18, 1992, the Company acquired all the assets of Jensen Corporation and its parent. In connection therewith, the Company obtained this undeveloped parcel of land which is located in Fort Lauderdale, Florida adjacent to the Jensen facility and is zoned for commercial/industrial use.

The table below reflects the real estate properties held by the Company and its controlled entities at December 31, 1994 and the loan balances related to each property (in thousands).

                                                           Loan Balance
                                Original               Original
                               Acquisition    Date     at Date   December 31,
   Properties     Description     Cost       Acquired  Acquired      1994

The Mart          Shopping       $1,456      December   $3,279      $1,246
Shopping Center   Center                     1978
Hillsboro,        109,000 Sq.
Oregon            Ft.

Appletree         Apartments      2,926      March       1,610       1,118
Townhouses        210 Units                  1992
Atlanta,
Georgia

Colony Ridge      Apartments       3,245     July        1,671       1,458
Apartments        212 Units                  1992
Decatur,
Georgia

Land              Undeveloped,        22     September     200         139
Ft. Lauderdale,   Zoned                      1992
Florida           Commercial
                  Industrial
                  2.8 Acres
                                  $7,649                $6,760      $3,961


Industrial Products Division

The Industrial Products Division currently consists of the Company's wholly-owned subsidiary Jensen Corporation ("Jensen"), which manufactures and distributes machinery used primarily by commercial laundries, large institutions and hotels as well as commercial compactor products for waste disposal.

Laundry Products

Jensen manufactures laundry flatwork finishing equipment, consisting of machinery used to feed, iron, fold and stack towels, napkins, sheets and similar items in large volume. Jensen's laundry products are generally large pieces of machinery which are marketed and sold primarily to commercial laundries and other large users of laundry products such as hospitals, nursing homes, universities, prisons, hotels, restaurants and military bases. Jensen's laundry equipment is designed to save labor, space and energy or to increase productivity of existing facilities. In addition, Jensen sells service parts to users of existing equipment.

In 1994, 1993 and 1992 Jensen (including the former owner of Jensen's assets for a portion of 1992) had approximately $3,769,000, $4,732,000 and $5,284,000, respectively, of original
equipment   sales  and  $1,837,000,  $2,170,000  and  $2,519,000,
respectively, in sales of replacement parts. Jensen markets its equipment and parts and services its customers through a network of independent domestic and foreign distributors covering the United States, Canada and other parts of the world. In 1994, 1993 and 1992 Jensen (and the former owner of Jensen's assets for a portion of 1992) had approximately $666,000, $1,230,000 and $1,255,000, respectively, of foreign sales, which is included in equipment and replacement parts sales discussed above. As of December 31, 1994, Jensen had approximately $528,000 in backlog of orders for its laundry equipment, which it anticipates will be substantially completed by June 1995.

Jensen believes it is a leading manufacturer of laundry flatwork finishing equipment in the United States. There are three other significant suppliers marketing complete or integrated flatwork finishing systems in the United States. Competition is based primarily on cost, quality, availability of financing and terms of sale as well as certainty of timely delivery. As part of management's plan to enhance its standing in the market, in the first quarter of 1995 Jensen began offering three new products which are technologically advanced and competitively priced. Jensen maintains support capability, including engineering, customer service and inventory replacement and service parts.

Most of the components used in Jensen's laundry equipment are obtained from third party suppliers. Jensen believes that substantially all of its component parts are readily available from a number of alternative suppliers at comparable prices. However, it relies on a domestic sole-source supplier of some high cost components which are necessary in the manufacture of certain equipment. Such components are available from foreign suppliers at prices which are significantly higher than the domestic manufacturer.

Compactor Products

Jensen also manufactures and distributes waste compactor equipment at its Fort Lauderdale facility, including nine models of waste compactors. In 1994, 1993 and 1992, Jensen (and the former owner of Jensen's assets for a portion of 1992) had approximately $201,000, $230,000 and $358,000, respectively, of revenues from the sale of waste compactors, most of which were sold in the United States. Jensen's compactor equipment is marketed primarily for commercial applications and is designed to maximize the utilization of landfills and other disposal methods. These products are directed at the residential, institutional, commercial and hospitality markets. Sales are primarily made through a network of regional distributors. Jensen's compactor division has at least sixteen competitors nationally and numerous regional competitors. As of December 31, 1994 Jensen had a backlog for its compactor products of approximately $58,000, which it anticipates will be substantially completed by June 1995.

Environmental Matters

The  Company  is  subject to various laws  and  regulations  with respect to employee health and safety and the protection  of  the
environment.    The  Company  believes  it  is   in   substantial
compliance with such laws and regulations.

Employees

The Company and its subsidiaries employ approximately 56 persons. None of its employees are members of bargaining units. The Company considers its relationship with its employees to be good. Work stoppages have not materially affected the Company's business.
Item 2 - Description of Property

The Company maintains offices in New York and San Francisco for use by its executive officers at the premises of Resource Holdings, Ltd. and NCM Management Ltd. The Company is not a party to the leases, but there is an understanding that NCMC will pay the rent for the offices in New York until 1997. In addition, in accordance with its agreement with Resource, the Company has deposited with Resource's landlord the amount of $37,746 which will be returned, plus interest, to the Company on termination of the lease (see Item 12 - Certain Relationships and Related Transactions).

National Capital Benefits Corporation maintains an office in New York. Such premises occupy approximately 1,800 square feet and are leased to June 30, 1996. See Note 10 of the Notes to Financial Statements in the Annual Report which provides information with respect to the obligation.

Jensen maintains plant facilities and offices at 2775 N.W. 63rd Court, Ft. Lauderdale, Florida. Such premises occupy approximately 60,000 square feet and are leased to July 1999. See Note 10 of the Notes to Financial Statements in the Annual Report which provides information with respect to this obligation.

The Company considers these properties to be suitable and adequate for its present needs. The properties are being fully utilized. See Item 1 "Business" for discussion of real properties owned in connection with operations of the Real Estate Division.


Item 3 - Legal Proceedings

Jensen Corporation ("Jensen") is a defendant in a number of product liability lawsuits and other litigation arising out of its operations and operations of the former owner of Jensen's assets. Given the nature of Jensen's products, it anticipates that it may be party to such lawsuits from time-to-time and maintains insurance to provide for potential claims in an amount equal to $1 million per claim with a limit of $2 million in the aggregate. Jensen also establishes reserves deemed adequate to cover an estimated amount which it may be required to fund with respect to the portion of such loss that must be borne by Jensen prior to the application of the insurance coverage, known as the deductible, which is a maximum of $100,000 per claim under the existing policy. In the opinion of management, the resolution of existing claims and litigation will not have a material adverse effect on the financial position or results of operations of the Company.


Item 4 - Submission of Matters to a Vote of Security Holders

None
                            PART II

Item  5  -   Market  for  Common Equity and  Related  Stockholder
Matters

a.                Market Information

  The  Company's  common  stock trades  on  the  NASDAQ  National
  Market System ("NMS") under the symbol NCMC.

  The high and low bid prices of shares of common stock of the Company for each quarter during the years ended December 31, 1994 and 1993, are as follows:

                                                 Bid Price
        For the Quarter Ended                  High      Low
        December 31, 1994                    $1.1094   $0.8542
        September 30, 1994                    1.0625    0.9167
        June 30, 1994                         1.1667    1.0417
        March 31, 1994                        1.1771    0.9479
        December 31, 1993                     1.1250    0.8125
        September 30, 1993                    1.1873    0.8750
        June 30, 1993                         1.1875    1.0000
        March 31, 1993                        1.4375    1.2500

  By letter dated April 12, 1995, NASDAQ has informed the Company that the Company is not in compliance with its minimum bid requirement of essentially $1 per share, which is necessary to continue the listing of the Company's stock on the NMS. NASDAQ has granted the Company a temporary exemption from the minimum bid requirement. NASDAQ has determined that the Company must perform a reverse stock split to remain on the NMS. If a decision is taken to split the stock, the
  Company must submit a plan to NASDAQ by May 31, 1995, must effect the split by June 10, 1995 and maintain compliance with the minimum bid requirement for ten business days beginning from June 10, 1995 through June 23, 1995. A reverse stock split would be expected to increase the bid price of the
  Company's stock while not, of course, adding any value to the Company. If the reverse stock split is not carried out as required by NASDAQ or, if it is carried out, but does not result in a stock price which meets the NASDAQ minimum bid requirement, the Company's stock will no longer be traded on the NMS. The stock would then be expected to be traded in the NASDAQ Small-Cap market or in the over the counter "pink sheets". Since the Company's violation of the NASDAQ's requirement has been limited to approximately 1% under its alternate test of a minimum of $3,000,000 in public float, as defined, on any one trading day during the last 30 days, the Company may appeal this decision as provided for in NASDAQ's letter, and is considering other alternatives it may have.

b.   Number of Holders of Common Stock

  At March 28, 1995, the approximate number of holders of record of shares of common stock of the Company was 2,824.

c.Dividends on Common Stock

  The Company has not declared any dividends on its common stock during the three year period ended December 31, 1994.

Item  6  -  Management's  Discussion  and  Analysis  of  Plan  of
Operations

OVERVIEW

The Company continued to concentrate on existing operations during 1994 by finishing four significant projects which began in 1993. The Viatical Settlement Division, which was in the planning stages during 1993, commenced operations during the first quarter of 1994. The Real Estate Division completed the sale of limited partner interests in Redbird Trails Associates, L.P. and Signature Midwest, L.P. during the second quarter and fourth quarter of 1994, respectively, and collected the note receivable resulting from the sale of Quivira Place Associates, L.P. in the second quarter.

In addition, the Industrial Products Division focused on reducing its overhead and developing new product lines in the face of declining sales resulting from increased competition.

FINANCIAL CONDITION AND LIQUIDITY

The Company's cash declined from approximately $2.9 million at December 31, 1993 to $1 million at December 31, 1994 principally as a result of cash used to finance operating activities, to enter into the viatical settlement business and to finance Jensen Corporation operations, offset by the collection of a $938,500 note receivable on April 15, 1994 resulting from the sale of Quivira Place Associates, L.P. in 1993, the receipt of net proceeds of $483,725 during December 1994 attributable to the refinancing of the apartment properties owned by Redbird Trails Associates, L.P. and Signature Midwest, L.P. and the collection of $412,921 (net of $146,000 paid to settle the claims of a limited partner) on June 13, 1994 pursuant to the admission of two unaffiliated partners into Redbird Trails Associates, L.P. Of the $1 million in cash at December 31, 1994, $.2 million has been restricted for use by the Viatical Settlement Division pursuant to the existing revolving line of credit agreement as discussed below. The Company's cash position increased to $1.45 million as of March 27, 1995, of which $135,000 is restricted for use in the Viatical Settlement Division, as a result of the collection of the balance of the funds due from the new limited partners of Redbird Trails Associates, L.P. and Signature Midwest, L.P.

The Company does not have any existing general credit facilities to fund its ongoing working capital requirements, and additional financing may be required in connection with the acquisition of other operating businesses or other assets. The Company may seek additional financing through the issuance of securities on a private or public basis, or through long or short-term borrowings. In addition, the Company periodically reviews its assets to determine whether disposition thereof may be appropriate to enhance liquidity or to fund other opportunities. Management believes that the Company's cash and equivalents are sufficient to fund its anticipated level of operations during 1995. However, as indicated below with respect to the discussion of National Capital Benefits Corporation, additional funds may be required for the Company's viatical settlement business.

In recent years the Company has experienced operating losses and the Company may be required, from time to time, to provide additional funding to support the industrial operations of Jensen Corporation until such time as this subsidiary is operating on a consistently profitable basis. However, there is no assurance that such operations will become profitable.

On March 17, 1994, the Company formed the Viatical Settlement Division to engage in the business of purchasing life insurance policies which insure the lives of individuals with life threatening illnesses. The operating entity in this division is National Capital Benefits Corporation ("NCBC"), eighty percent of whose common stock, and all of its preferred stock, is owned by the Company. NCBC generally seeks to purchase policies which insure individuals having a projected life expectancy of 24 months or less. In March 1994, the Company funded NCBC with initial cash investments of $1,490,000, consisting of $1,450,000 of preferred stock and $40,000 of common stock, and purchased an additional $1,000,000 of preferred stock for cash during June 1994. In addition, NCBC has obtained a revolving line of credit up to $10 million, based on a formula of eligible policies purchased, from an institutional lender to be used to provide working capital and funds for the purchase of such policies. The facility is secured by all of NCBC's assets including the policies purchased and will bear interest at 2% over a composite of several large bank prime rates or the rate on 90 day dealer commercial paper, whichever is higher. NCBC has agreed to insure 90% of the net death benefit of the acquired policies through a newly formed and wholly-owned Bermuda insurance company which has reinsured the risk with a consortium of large international insurance companies. There was approximately $215,000 of cash remaining in NCBC and its wholly-owned Bermuda insurance company at December 31, 1994, $79,000 of which is restricted for use in NCBC's operations and $136,000 which is restricted to the Bermuda insurance company pursuant to the revolving line of credit agreement. The face value of all policies purchased during 1994 was $3,928,554, and after maturities of $275,000, the face value of all policies held by NCBC was $3,653,554 at December 31, 1994. Additionally, In connection with the acquisition of certain assets of CAPX Corporation ("CAPX") by NCBC and the issuance of 100,000 shares of Company common stock, the institutional lender permitted the transfer to NCMC of $175,000 by NCBC during 1994.

NCBC has incurred an operating loss of $1,092,000 since its inception in 1994, has limited cash at December 31, 1994 for use in operations and is thus solely dependent on the Company to provide cash needed for operating expenses and its share of acquisition costs of purchased policies that are not able to be fully funded under its revolving line of credit facility. NCBC had used $2,184,242 of its $10,000,000 revolving line of credit facility at December 31, 1994. This line of credit is to provide a portion of the funding for acquisition costs of insurance policies. However, this line can be used to provide operating cash to NCBC only to the extent that insurance policy proceeds in excess of the related loan amounts have been received by the lender. Given the scientific uncertainty of estimating the remaining life expectancies of the insured's covered by purchased policies, there can be no assurance that these policies will mature in accordance with the projected schedule. As such, until such time as significant proceeds are in fact received on matured policies, this line will not be able to provide NCBC a significant amount of operating cash. This potential lack of access to cash to meet operating needs, along with the lack of a formal commitment from the Company to support cash needs, raises substantial doubt about NCBC's ability to continue as a going concern. The Company has no contractual or other obligation to continue the funding of NCBC. However, management believes that the Company has adequate financial resources, including the potential for the refinancing or sale of certain assets, or it may also use other outside sources of financing, if available, to fund the operational needs of NCBC until such time as NCBC has obtained a break even level of operations or management of the Company determines that it is in the Company's best interest not continue such funding.

On July 29, 1994, NCBC acquired from CAPX Corporation substantially all of its operating assets (other than cash, securities and purchased insurance policies), including the trade names of its wholly-owned subsidiaries, Living Benefits Inc. and American Life Resources, Inc. Management believes these two subsidiaries were the two most established companies in the viatical settlement business prior to this transaction, with an estimated 20% market share and which had purchased policies totaling approximately $100 million in face value from the inception of their operations to June 1994. There was no assumption of liabilities or obligations by NCBC. Consideration paid consisted of $125,000 in cash, 100,000 shares of common stock previously held as treasury stock by NCMC and a gross revenues participation in all proceeds arising from viatical settlement entered into by NCBC, equal to 1.75% and 1% in the United States and other countries, respectively, over the next four years. NCMC has agreed for a period of two years from the date of closing to repurchase the shares from CAPX for a purchase price of $1.75 per share and has also agreed to certain registration rights for a three year period.

On June 13, 1994 and December 8, 1994, in accordance with its previous agreement dated December 30, 1993, the Company sold partnership interests in Redbird Trails Associates, L.P. ("Redbird") and Signature Midwest, L.P. ("Signature"), respectively, to a new unrelated limited partner and administrative general partner. These partners, which are related to each other, obtained a 99.1% interest in the existing equity, profits or losses and low income housing tax credits of the properties owned by these partnerships for an investment of approximately $1,256,000 and $769,000 in each partnership plus a $100,000 expense reimbursements. The Company refinanced the apartment properties owned by these two partnerships on December 8, 1994 in connection with these transactions. Pursuant to an agreement with the newly admitted limited partners, the Company retained the net proceeds of $483,725 from these refinancings. The funds from the new limited partners and the refinancings were received by the Company during 1994 and 1995, net of $440,000 due to an original limited partner for all its interests and claims, for a total of approximately $2,100,000. A gain of $1,203,358 has been recognized on these transactions in 1994.

The Company retained a contingent interest in the cash flows of these partnerships. It will receive any cash available from property operations, to the extent it exceeds approximately $61,000 annually, and any refinancing proceeds up to a total of approximately $4.5 million, plus interest at 9.25% per annum on the outstanding balance of this amount. Any proceeds of sale will be allocated, first, 99.1% to the new partners until they have received 135% of their investment, less any prior distributions. Any remaining proceeds from a sale will be allocated to the Company up to $6 million, less any distributions from operations or refinancings pursuant to the discussion above. These arrangements have not been reflected in the Company's financial statements since their ultimate realization cannot reasonably be determined. In addition, at such time as the tax benefits have been utilized, the Company has the right to purchase the interests of the newly admitted partners for 135% of their contributed capital (minus prior cash payments). Should the Company choose not to exercise such right to purchase the partners' interests, the newly admitted administrative general partner has the right to require the Company to sell all of the assets and liquidate the partnerships.

The  Company retained a .9% interest in each partnership  through two wholly-owned subsidiaries serving as the operating general partners. Such operating general partners are obligated to provide loans of up to $150,000 and $75,000 to Redbird and Signature, respectively, to fund any operating deficits, as defined, for a three year period commencing December 8, 1994.

The assets, liabilities and operations of Redbird and Signature have not been included in the condensed consolidated financial statements of the Company subsequent to closing these transactions on June 13, 1994 and December 8, 1994, respectively. The Company has accounted for its investment in and the earnings of Redbird and Signature using the equity method of accounting since these dates.

On December 30, 1993, the Company sold all of its interests in Quivira Place Associates, L.P., owner of a 289 unit apartment complex located in Lenexa, Kansas. A portion of the sales proceeds included a promissory note in the amount of $938,500 that was issued from the buyer to the Company and was recorded as a deferred gain on the Company's balance sheet at December 31, 1993. This note was collected by the Company on April 15, 1994, and the deferred gain was recognized as revenue in the three month period ending June 30, 1994.

The note payable secured by The Mart Shopping Center in the approximate amount of $1,246,000 became due on December 1, 1994. However, the current lender has extended the loan to December 1, 1997 based on an interest rate of 10% and a 20 year amortization period.

In February 1995 the Company initiated a plan to repurchase up to
250,000  of  its  own shares for treasury in the open  market  or
through  isolated transactions to December 31, 1995.   No  shares
were purchased pursuant to this plan as of April 12, 1995.

RESULTS OF OPERATIONS FOR 1994 COMPARED TO 1993

Consolidated revenues and gains decreased by 9% during 1994 compared to 1993 as a result of the loss of operating revenues associated with the sale of Quivira Place Associates, L.P. ("Quivira"), the sale of partnership interests in Redbird Trails Associates, L.P. ("Redbird") and Signature Midwest, L.P. ("Signature") and a significant decline in industrial product sales, offset by recognizing the deferred portion of the gain on the sale of the Company's interests in Quivira, the gain on sale of Redbird and Signature, the addition of the viatical settlement division and improved real property operating revenues. Total costs and expenses decreased during this period primarily as a result of reduced costs and expenses associated with the decline in industrial product sales, the sale of Quivira at the end of 1993 and the sale of partnership interests in Redbird and Signature during June and December 1994, respectively, offset by the costs related to the initial operations of the viatical settlement division.

VIATICAL SETTLEMENT DIVISION

National Capital Benefits Corp. ("NCBC") commenced operations on March 17, 1994. As of December 31, 1994 NCBC had purchased
(including those in escrow) at face $3.6 million of policies. Two policies matured during 1994 having a combined face value of $275,000, with related direct costs of $226,680 and gross profit equal to $48,320. Additional gross revenues of $346,101 and related costs of $332,485 were accrued pursuant to NCBC's policy to accrete such revenue and costs over the period from the purchase of the policy to the date on which a reinsurance claim may first be filed. NCBC incurred operating expenses of approximately $1.2 million through December 31, 1994 primarily for wages, advertising, consulting and professional fees, lender fees, travel and entertainment and office supplies. Additionally, approximately $300,000 of costs were capitalized prior to commencement of operations for organization of the business and obtaining its credit line. NCBC expanded its operations by acquiring from CAPX Corporation on June 29, 1994 substantially all of its operating assets (other than cash, securities and purchased insurance policies), including the trade names of its wholly-owned subsidiaries, Living Benefits Inc. and American Life Resources, Inc. Management believes these subsidiaries were the two most established companies in the viatical settlement business prior to this transaction, with an estimated 20% market share.

REAL ESTATE DIVISION

Rental property revenue decreased during 1994 principally as a result of the sale of Quivira on December 30, 1993 and the sale of partnership interests in Redbird on June 13, 1994 and Signature on December 8, 1994, offset by an increase in revenue from the Georgia properties of approximately $282,500. The Mart Shopping Center continues to maintain average occupancy rates greater than 90%. Occupancy at Appletree Townhouses has improved substantially, from an average of approximately 83% for 1993 to 91% for 1994. Average occupancy at Colony Ridge Apartments increased to 81% in 1994 compared to 75% for 1993. The decrease in total operating and maintenance expenses of approximately 32% during 1994 compared to 1993 is principally related to the sale of Quivira and the sale of partnership interests in Redbird and Signature, offset by increased expenses at Appletree Townhouses and Colony Ridge Apartments. Property taxes and interest expense decreased during the same period as a result of the sale of Quivira and the sale of partnership interests in Redbird and Signature. Depreciation and amortization also declined as a result of the sale of Quivira and the sale of partnership interests in Redbird and Signature, but was offset by an increase in depreciation related to rehabilitation costs associated with other properties. Real estate property operations, as a whole, produced operating losses of approximately $310,000 for 1994 compared to $685,000 for 1993, after all operating expenses, including depreciation and interest expense.

INDUSTRIAL PRODUCTS DIVISION

Machine sales for the year ended December 31, 1994 were approximately $3,769,000. Machine sales during this period declined by approximately $963,000 from 1993 essentially as a result of increased competition and price cutting by competitors which made certain bids economically impractical. Parts sales were approximately $1,837,000 for the year ended December 31, 1994. Parts sales decreased by approximately $333,000 during 1994 from 1993, due, in part, to better customer training in maintenance programs preventing product failure. Cost of sales also was reduced as a result of the decline in sales. The reduction in selling and administrative expenses from 1993 was largely the result of a reduction of the labor force.

Jensen incurred a loss of $22,686 before an additional reserve for inventory obsolescence of $257,609, for a total operating loss of $280,295 during 1994 compared to a loss of $272,831 before an increase in the inventory reserve of $59,834 for a total loss of $332,665 in 1993. Although Jensen accomplished certain expense reductions and increased manufacturing effectiveness during 1994, operating results were significantly impacted by the inventory reserve. Jensen continues to maintain its competitive pricing policy, but sales margins continue to suffer as a result.

RESULTS OF OPERATIONS FOR 1993 COMPARED TO 1992

Consolidated total revenues and gains increased by 113% during 1993 compared to 1992 as a result of acquisitions of two apartment properties in Texas, the addition of two apartment properties in Georgia and the acquisition of Jensen Corporation ("Jensen"), all of which occurred during the first three quarters of 1992, and the sale of all the Company's interests in Quivira Place Associates, L.P. ("QPA") on December 30, 1993; offset, however, by a reduction in interest income as a result of a decrease  in  cash  reserves utilized in  connection  with  these acquisitions and Company operations and lower interest rates earned on remaining cash reserves. Total costs and expenses increased by 81% during 1993, primarily due to these acquisitions, offset by a 18% reduction in general and administrative expenses for the same period, which resulted primarily from reductions in management compensation from 1992 levels.

Real Estate Division

Rental property revenue and expenses increased as a result of the acquisition of Redbird Trails Apartments in June 1992, North Oak Apartments in July 1992 and the foreclosure and addition of Appletree Townhouses in March 1992 and Colony Ridge Apartments in July 1992. These additions provided approximately 100% of the increases in property revenues and 95% of the increases in total property expenses during 1993 compared to 1992. Occupancy at Quivira Place Apartments (sold on December 30, 1993), Redbird Trails Apartments, North Oak Apartments and The Mart Shopping Center remained in the mid to upper 90 percentiles during 1993. Occupancy at Appletree Townhouses has improved substantially, from an average of approximately 49% during 1992 to 93% at December 31, 1993. Although occupancy at Colony Ridge Apartments continues to improve, averaging approximately 50% during 1992 and 75% during 1993, it remains below Company objectives. The Company believes that occupancy will continue to improve at Colony Ridge Apartments during 1994. The increase in total operating and maintenance expenses of approximately 78% during 1993 compared to 1992 is principally related to the additions of properties in 1992. The Company sold all of its interests in QPA and recognized a gain of $828,659 during 1993. The Real Estate Division produced operating income, including the sale of its interests Quivira Place Apartments, of approximately $143,000 in 1993 compared to an operating loss of approximately $356,000 in 1992.

Industrial Products Division

Since it was acquired on September 18, 1992, Jensen's revenues have continued to be below levels which support break-even operations and generated a loss from operations of approximately $333,000 during 1993. Management believes that Jensen's sales continue to be adversely impacted by disruption in the market caused by the bankruptcy of the former owner of Jensen's assets in 1991 and, to a lesser extent, the continued weakness of the economy in its principal markets. Jensen has also encountered increased competition from European manufacturers. Jensen conducted a policy of competitive pricing in order to maintain its position in the market which has limited profit margins. It has also reduced its operating capacity to its core components, but not to a level which management believes would impede an effective response to more favorable conditions in its market place.

Item 7 - Financial Statements and Supplementary Data


            NATIONAL CAPITAL MANAGEMENT CORPORATION

           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Auditors                                      21

Consolidated Balance Sheets at December 31, 1994 and 1993           22

Consolidated Statements of Operations for the years ended           23
December 31,  1994, 1993, and 1992

Consolidated Statements of Shareholders' Equity for the years       24
ended December 31, 1994, 1993 and 1992

Consolidated Statements of Cash Flows for the years ended
December 31, 1994, 1993 and 1992                                    25

Notes to Consolidated Financial Statements                       26-40

                 REPORT OF INDEPENDENT AUDITORS




The Board of Directors and Shareholders
National Capital Management Corporation



We have audited the accompanying consolidated balance sheets of National Capital Management Corporation as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Capital Management Corporation at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.





                                                ERNST & YOUNG LLP

San Francisco, California
March 24, 1995

      NATIONAL CAPITAL MANAGEMENT CORPORATION
            CONSOLIDATED BALANCE SHEETS

                                                             December 31
                                                           1994        1993
ASSETS
Current assets:
 Cash and cash equivalents                          $     749,449  $   2,872,925
 Restricted cash                                          215,565           --
 Accounts receivable, less allowance for doubtful
  accounts of $25,000 and $100,485 at December 31,
  1994 and 1993, respectively                           2,674,606       933,127
 Notes receivable                                             --         938,500
 Inventories                                            1,717,361     1,810,721
 Purchased insurance policies (at cost, face value
   of $2,610,550) - current portion                     1,942,490           --
 Other current assets                                     227,234       312,670
Total current assets                                    7,526,705     6,867,943
Purchased insurance policies (at cost, face value
  of $1,043,004) - long-term portion                      761,369           --
Rental properties, less accumulated depreciation of
 $3,128,402 and $2,872,392 at December 31, 1994 and
 1993, respectively                                     8,757,784    15,512,469
Property and equipment, less accumulated
 depreciation of $51,148 and $28,065 at December
 31, 1994 and 1993, respectively                          103,582        77,813
Other assets                                              750,887       550,672
Total assets                                        $  17,900,327  $  23,008,897

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                   $   1,246,543  $     922,660
 Revolving credit facility - current portion            1,569,190           --
 Accrued liabilities                                      647,220     1,105,205
 Deferred gain on sale of real property                       --         938,500
 Current portion of long-term debt                      1,419,078     1,745,895
Total current liabilities                               4,882,031     4,712,260
Revolving credit facility - long-term portion             615,052           --
Long-term payable                                         150,000           --
Long-term debt                                          2,755,155     7,766,382
Total liabilities                                       8,402,238    12,478,642
Common stock repurchase obligation                        175,000           --
Shareholders' equity:
 Preferred stock, $0.01 par value, 3,000,000 shares
  authorized, no shares issued or outstanding                 --             --
 Common stock, $0.01 par value, 20,000,000 shares
  authorized,5,019,257 shares issued and
  outstanding                                              54,289        54,289
 Additional paid-in capital                            23,516,649    23,673,649
 Accumulated deficit                                 (13,604,224)  (12,662,183)
 Treasury stock                                         (643,625)     (535,500)
Total shareholders' equity                              9,323,089    10,530,255
Total liabilities and shareholders' equity          $  17,900,327  $  23,008,897

                       See accompanying notes.

     NATIONAL CAPITAL MANAGEMENT CORPORATION
     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                YEAR ENDED DECEMBER 31,
                                            1994         1993         1992
Revenues:
 Viatical settlement and accrued
   revenue                             $   621,101  $        --  $        --
 Real estate properties                  3,613,978    5,219,325    3,385,388
 Industrial products sales               5,691,585    7,091,414    2,630,866
 Interest                                   73,533       55,395      238,082
 Other income                                  --       166,365       17,642
Total revenues                          10,000,197   12,532,499    6,271,978
Costs and expenses:
 Viatical settlement operations:
  Cost of policies                         559,165           --           --
  Selling and administrative             1,044,268           --           --
  Depreciation and amortization             99,338           --           --
  Interest                                  28,099           --           --
  Total viatical settlement
   costs and expenses                    1,730,870           --           --
 Real estate property operations:
  Operations and maintenance             1,916,210    2,803,479    1,576,718
  Property taxes and insurance             432,916      667,726      468,393
  Depreciation and amortization            895,338    1,245,619      820,141
  Interest                                 679,737    1,187,877      875,950
  Total real estate property
   costs and expenses                    3,924,201    5,904,701    3,741,202
 Industrial products operations:
  Cost of sales                          4,642,611    6,039,478    2,181,218
  Selling and administrative             1,053,069    1,365,110      527,060
  Reserve for inventory obsolescence       257,609           --           --
  Depreciation                              18,591       19,491        8,574
  Total industrial products
   costs and expenses                    5,971,880    7,424,079    2,716,852
 General and corporate:
  General and administrative             1,446,044    1,380,114    1,677,323
  Interest expense-other                    11,101       23,264        5,544
  Total costs and expenses              13,084,096   14,732,158    8,140,921
 Gain on sale of real properties         2,141,858      828,659           --
Net loss                               $ (942,041)  $(1,371,000  $(1,868,943
Net loss per share                     $    (0.19)  $    (0.27)  $    (0.34)
Average number of shares outstanding    5,026,498    5,131,357    5,427,231

                           See accompanying notes.

    NATIONAL CAPITAL MANAGEMENT CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                               Additional                             Total
                       Common   Paid-In     Accumulated  Treasury Shareholders'
                       Stock    Capital        Deficit     Stock      Equity
Balances at December
31, 1991               $54,289 $23,673,649 $ (9,422,240) $     --  $14,305,698
Acquisition of
treasury stock             --          --          --     (535,500)  (535,500)
Net loss                   --          --    (1,868,943)       --  (1,868,943)
Balances at December
31, 1992                54,289   23,673,649 (11,291,183)  (535,500) 11,901,255
Net loss                   --          --    (1,371,000)       --   (1,371,000)
Balances at December
31, 1993                54,289   23,673,649 (12,662,183)  (535,500) 10,530,255
Acquisition of
treasury stock             --          --          --     (265,125)  (265,125)
Issuance of
treasury stock             --     (157,000)        --      157,000         --
Net loss                   --          --      (942,041)       --    (942,041)
Balances at December
31, 1994               $54,289 $23,516,649 $(13,604,224) $(643,625) $9,323,089

                             See accompanying notes.

NATIONAL CAPITAL MANAGEMENT CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED DECEMBER 31,
                                            1994        1993        1992
Cash flows from operating activities:
 Net loss                               $ (942,041) $(1,371,000) $(1,868,943)
 Adjustment to reconcile net loss to net
 cash used in operating activities:
   Depreciation and amortization          1,013,267    1,275,782      840,848
   Gain on sale of real properties      (2,141,858)    (828,659)         --
 Changes in operating assets and
  liabilities:
   Increase in accounts receivable      (1,760,004)    (131,495)    (126,612)
   Decrease in inventories                   93,360      100,415       53,409
   Decrease (increase) in other
   current assets                           (6,655)       81,005    (287,234)
   Increase in purchased insurance
   policies                             (2,703,859)          --          --
   Increase in accounts payable and
    accrued liabilities                     388,117      840,864      687,618
   Increase in long-term payable            150,000          --          --
 Net cash used in operating activities  (5,909,673)     (33,088)    (700,914)
Cash flows from investing activities:
 Additions and improvements to
 real property                            (207,870)  (1,266,517)  (2,122,919)
 Proceeds from sale of real property      2,100,420    1,515,000         --
 Acquisition of Jensen Corporation              --           --   (2,199,106)
 Additions to property and equipment       (48,852)     (20,127)      (2,816)
 Repayment of note receivable               938,500          --          --
 (Increase) decrease in other assets      (739,207)      210,640    (728,241)
 Net cash provided by (used in)
 investing activities                     2,042,991      438,996  (5,053,082)
Cash flow from financing activities:
 Additions to restricted cash             (215,565)          --          --
 Additions to revolving credit facility   2,184,242          --          --
 Additions to long-term debt                    --     1,300,000      206,753
 Payments on long-term debt               (135,346)  (1,657,374)    (685,223)
 Acquisition of treasury stock            (265,125)          --     (535,500)
 Issuance of treasury stock                 175,000          --          --
 Net cash provided by (used in)
 financing activities                     1,743,206    (357,374)  (1,013,970)
(Decrease) increase in cash
 and equivalents                        (2,123,476)       48,534  (6,767,966)
Cash and equivalents at
 beginning of period                      2,872,925    2,824,391    9,592,357
Cash and equivalents at end of period   $   749,449  $ 2,872,925  $ 2,824,391

                                 See accompanying notes.

  NATIONAL CAPITAL MANAGEMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1994

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared assuming that National Capital Benefits Corporation ("NCBC"), an 80% owned subsidiary of the Company, will continue as a going concern. NCBC has incurred an operating loss of $1,092,000 since its inception in 1994, has limited cash at December 31, 1994 for use in operations and is thus solely dependent on the Company to provide cash needed for operating expenses and its share of acquisition costs of purchased policies that are not able to be fully funded under its revolving line of credit facility. NCBC has available to it a $10,000,000 revolving line of credit facility, of which $2,184,242 has been drawn at December 31, 1994. This line of credit is to provide a portion of the funding for acquisition costs of insurance policies. However, this line can be used to provide operating cash to NCBC only to the extent that insurance policy proceeds in excess of the related loan amounts have been received by the lender. Given the scientific uncertainty of estimating the remaining life expectancies of the insured's covered by purchased policies, there can be no assurance that these policies will mature in accordance with the projected schedule. As such, until such time as significant proceeds are in fact received on matured policies, this line will not be able to provide NCBC a significant amount of operating cash. This potential lack of access to cash to meet operating needs, along with the lack of a formal commitment from the Company to support cash needs, raises substantial doubt about NCBC's ability to continue as a going concern. The Company has no contractual or other obligation to continue the funding of NCBC. However, management believes that the Company has adequate financial resources, including the potential for the refinancing or sale of certain assets, or it may also use other outside sources of financing, if available, to fund the operational needs of NCBC until such time as NCBC has obtained a break even level of operations or management of the Company determines that it is in the Company's best interest not continue such funding. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of NCBC's assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Concentration of Credit Risk

The financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Management normally does not require collateral and has established reserves which have historically been adequate to cover any credit losses.

Consolidation Principles

The consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Viatical Settlement Division

Revenue and Cost Recognition - Revenue related to expected insurance proceeds is recognized by accreting amounts based on 90% of the face value of the individual insurance policy acquired, over the period from the purchase of the policy to the date on which an insurance claim may first be filed. Should the policy mature prior to the filing of an insurance claim, the entire proceeds will be recognized as revenue at that time, less any amounts previously accrued.

Costs related to the purchase of insurance policies are recognized through the amortization of such capitalized costs using the same methodology as in the recognition of revenue. The costs of insurance premiums related to maintaining the policies in force are charged to expense as incurred

Purchased Insurance Policies - Purchased insurance policies are stated at cost, which includes the purchase price, direct costs related to the acquisition of such policies and direct costs anticipated to be incurred through the date they can first be submitted to a wholly-owned subsidiary of NCBC, NCB Insurance Limited ("NCB"), pursuant to an abnormal mortality insurance contract. The contract provides that NCB will pay NCBC 90% of the death benefit (face value) of a policy purchased in accordance with established underwriting guidelines if that policy remains in force at the end of twelve months after the expiration of the maximum confirmed life expectancy provided by the Insured's Medial Panelists. NCB has reinsured its risks with an outside group of insurers, which is composed of a group of large international insurance companies, on identical terms as the contract with NCBC. Through NCB, NCBC will have a continuing interest in such reinsured policies to the extent that it shares in 50% of the profits and losses of a pool formed pursuant to NCB's reinsurance contract.

Restricted Cash - Certain cash held by the Company is restricted as to use under the terms of certain escrow agreements and the revolving credit facility. Accordingly, this restricted cash has been classified as such in the accompanying financial statements.

Amortization - Organization costs are amortized using the straight-line  method
over  five  years.   Closing costs relating to origination of revolving  credit facility are amortized over three years using the effective interest method.

Property and Equipment - Property and equipment is stated at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements is amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.

Real Estate Division

Rental Properties - Rental properties are recorded at cost. Land improvements and buildings and improvements are depreciated on a straight-line basis over useful lives ranging primarily from 12 to 30 years. Appliances and equipment are depreciated on a straight-line basis over useful lives ranging primarily from 3 to 8 years. Recorded amounts are written down to net realizable value when impairment is considered to be other than temporary.

Maintenance and repairs of rental properties are charged to rental expenses when incurred. Maintenance and repairs amounted to $317,522, $571,962, and $330,729 for 1994, 1993, and 1992, respectively. Costs of improvements and replacements to and rehabilitation of such properties are capitalized. The costs of properties sold or otherwise disposed of are credited to the asset accounts, the related accumulated depreciation is removed from the accounts, and any gains or losses are reflected in operations.

Income recognition on sales of rental properties - Income from sales of rental properties is recognized when required down payments are received and other recognition criteria as required by generally accepted accounting principles are satisfied.

Industrial Products Division

Revenues - The division manufactures and sells laundry equipment and waste compactor equipment through a network of independent distributors, principally in the United States and Canada. Revenue is recognized when the products are shipped. The Company performs periodic credit evaluations of its customers' financial condition and, generally, no collateral is required.

Inventories - Inventories are valued at the lower of cost (first-in, first-out) or market. Provisions are made in each period for the effect of obsolete and slow-moving inventories.

Property   and  Equipment  -  Property  and  equipment  is  stated   at   cost.
Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets.

Statement of Cash Flows

The Company considers all short-term highly liquid investments purchased with a maturity of three months or less to be cash and equivalents for purposes of the Consolidated Statement of Cash Flows.

Cash  paid  for interest was $749,199, $1,188,144 and $839,849 for 1994,  1993,
and 1992, respectively. The Company paid no material amounts for income taxes during these years.

During 1994, the Company sold 99.1% of its investment in Redbird Trails Associates, L.P. and Signature Midwest, L.P. whereby the Company accounts for its investments using the equity method and, accordingly, two first mortgage obligations of the Company in the amount of $5,202,698 were eliminated from the Company's books.

During 1993, the Company sold one real estate property in a transaction in which the purchaser assumed a first mortgage obligation of the Company in the amount of $3,659,476. The Company also received a promissory note in the amount of $938,500 and recognized a gain in the same amount in connection with the collection of this balance during 1994.

During  1992  the  Company  incurred  and  assumed  mortgage  indebtedness   of
$6,943,856 in connection with the acquisition of real estate properties.

Income Taxes
The Company follows the asset and liability approach for financial accounting and reporting for deferred income taxes in accordance with Statement of Financial Accounting Standards No. 109. Under this method, the Company provides taxes based on enacted tax rates in effect on the dates temporary differences between the book and tax bases of assets and liabilities reverse.

Per Share Amounts

Per share information has been computed based on the weighted average number of common shares outstanding. Outstanding options and warrants to purchase common shares have not been included in the computation because their effect would be antidilutive.

Reclassifications

Certain amounts as presented in prior year financial statements have been reclassified to conform with the current year presentation.

NOTE 2 - TRANSACTIONS WITH AFFILIATES

For the three-year period ended December 31, 1994, the Company had agreements with NCM Management Ltd., a company affiliated with Mr. Herbert J. Jaffe, President and a director of the Company, to provide management services to the Company. The Company also provided the compensation and benefits of the president and his assistant and the cost of an office during 1992 and 1993. Costs incurred under these agreements amounted to $324,163, $353,753 and $375,156 for 1994, 1993 and 1992, respectively.

James J. Pinto served as Chairmen of the Board of Directors through 1994 pursuant to an employment agreement entered into in 1990, and subsequently modified effective January 1, 1994. Mr. Pinto was compensated $257,500, $247,500 and $237,500 for 1994, 1993 and 1992, respectively, pursuant to this agreement. In addition, Mr. Pinto was provided with certain other employee benefits. Pursuant to a Consulting Agreement dated as of January 1, 1992, Mr. Shaw provided services as a consultant to the Company on a nonexclusive basis through December 31, 1993. This agreement was amended effective January 1, 1994 whereby Mr. Shaw acted in the capacity of Chief Executive Officer through 1994. Mr. Shaw received $257,500 as Chief Executive Officer during 1994 pursuant to the amended agreement, and Resource Holdings Associates ("RHA"), an affiliated entity of Mr. Shaw, received $247,500 and $237,500 during 1993 and 1992, respectively, pursuant to the Consulting Agreement. The cost of these agreements was $551,550, $529,674 and $788,087 (including bonuses) for 1994, 1993 and 1992, respectively, plus $96,566, $116,138 and 102,116 during the same years for certain office expenses and related services incurred for Company business.

Effective April 1, 1995, Messrs. Pinto and Shaw entered into new agreements with the Company to act in the same capacities through March 31, 1997, with options to extend these agreements for one year if certain conditions are met. They will receive compensation of $125,000 each plus Mandatory Incentive Bonuses which are based on achieving certain Company operating objectives, plus Discretionary Bonuses which may be granted at the option of the Board of Directors. If these agreements are terminated by the Company other than for cause, disability or death, Messrs. Pinto and Shaw shall be entitled to receive their base compensation through the existing term.

NOTE 3 - INVENTORIES

Inventories of the Industrial Products Division consist of the following:

                                          December 31
                                        1994           1993
Raw materials                       $ 1,181,247    $ 1,223,892
Work-in-process                         513,045        414,392
Finished goods                           23,069        172,437
                                    $ 1,717,361    $ 1,810,721


NOTE 4 - PURCHASED INSURANCE POLICIES

Purchased insurance policies as of December 31, 1994 consist of the following:

Costs paid to viator                             $ 2,727,596
Reinsurance premiums                                  75,151
Other direct acquisition costs                       233,597
Less amortized costs                               (332,485)
                                                   2,703,859
Less current portion                               1,942,490
                                                 $   761,369


NOTE 5 - NOTE RECEIVABLE

On December 30, 1993, the Company sold all of its interests in Quivira Place Associates, L.P. A portion of the sales proceeds included a promissory note in the amount of $938,500 that was issued from the buyer to the Company and was recorded as a deferred gain on the Company's balance sheet at December 31,
1993. This note was collected by the Company on April 15, 1994, and the deferred gain was recognized as revenue.

NOTE 6 - REAL ESTATE INVESTMENTS

Rental Properties

Rental   properties  and  related  accumulated  depreciation  consist  of   the
following:

                                           December 31,
                                         1994         1993
Land                                $  2,366,507   $ 2,907,857
Buildings and improvements             9,322,620    15,320,447
Machinery and equipment                  128,006       125,463
Appliances                                69,053        31,094
                                      11,886,186    18,384,861
Less accumulated depreciation        (3,128,402)   (2,872,392)
                                    $  8,757,784   $15,512,469

Quivira Place Apartments. On December 30, 1993, the Company sold all of its interests in Quivira Place Associates, L.P. ("QPA"), owner of a 289 unit complex located in Lenexa, Kansas. The sales proceeds included $1,515,000 in cash, a promissory note in the amount of $938,500 and the buyer's assumption of the $3,659,476 first deed mortgage secured by the property for a total purchase price of $6,112,976. The sales price less the carrying value of $4,345,817 generated a total gain of $1,767,159, of which $828,659 was recognized in 1993, with the balance of $938,500 recognized upon collection of the note on April 15, 1994 (See Note 5).

Redbird Trails Apartments and North Oak Apartments. On June 13, 1994 and December 8, 1994, in accordance with its previous agreement dated December 30, 1993, the Company sold partnership interests in Redbird Trails Associates, L.P. ("Redbird") and Signature Midwest, L.P. ("Signature"), respectively, to a new unrelated limited partner and administrative general partner. These partners, which are related to each other, obtained a 99.1% interest in the existing equity, profits or losses and low income housing tax credits of the properties owned by these partnerships for an investment of approximately $1,256,000 and $769,000 in each partnership plus a $100,000 expense reimbursement. The Company refinanced the apartment properties owned by these two partnerships on December 8, 1994 in connection with these transactions. Pursuant to an agreement with the newly admitted limited partners, the Company retained the net proceeds of $483,725 from these refinancings. The funds from the new limited partners and the refinancings were received by the Company during 1994 and 1995, net of $440,000 due to an original limited partner for all its interests and claims, for a total of approximately $2,100,000. A gain of $1,203,358 has been recognized on these transactions in 1994. Management has reviewed the transactions and believes it meets the criteria for gain recognition in accordance with applicable authoritative accounting guidance.

The Company retained a contingent interest in the cash flows of these partnerships. It will receive any cash available from property operations, to the extent it exceeds approximately $61,000 annually, and any refinancing proceeds up to a total of approximately $4.5 million, plus interest at 9.25% per annum on the outstanding balance of this amount. Any proceeds of sale will be allocated, first, 99.1% to the new partners until they have received 135% of their investment, less any prior distributions. Any remaining proceeds from a sale will be allocated to the Company up to $6 million, less any distributions from operations or refinancings pursuant to the discussion above. These arrangements have not been reflected in the Company's financial statements since their ultimate realization cannot reasonably be determined. In addition, at such time as the tax benefits have been utilized, the Company has the right to purchase the interests of the newly admitted partners for 135% of their contributed capital (minus prior cash payments). Should the Company choose not to exercise such right to purchase the partners' interests, the newly admitted administrative general partner has the right to require the Company to sell all of the assets and liquidate the partnerships.

The Company retained a .9% interest in each partnership through two wholly-owned subsidiaries serving as the operating general partners. Such operating general partners are obligated to provide loans of up to $150,000 and $75,000 to Redbird and Signature, respectively, to fund any operating deficits, as defined, for a three year period commencing December 8, 1994.

The assets, liabilities and operations of Redbird and Signature have not been included in the condensed consolidated financial statements of the Company subsequent to closing these transactions on June 13, 1994 and December 8, 1994, respectively. The Company has accounted for its investment in and the earnings of Redbird and Signature using the equity method of accounting since these dates.

Minimum Future Lease Rental Income

The Company has noncancelable operating leases with initial terms in excess of one year with tenants for space in its commercial property. In certain instances, the tenants are obligated to reimburse the Company for certain rental expenses, such as maintenance costs and property taxes. Minimum rents from these noncancelable leases included in property revenue for 1994, 1993 and 1992 were approximately $397,637, $405,983 and $387,299, respectively. Future minimum rents from tenants under noncancelable operating leases at December 31, 1994 are as follows:

        1995                                    $   398,575
        1996                                        402,875
        1997                                        407,575
        1998                                        364,475
        1999                                        240,488
        Thereafter                                   19,875
                                                $ 1,833,863

A substantial portion of the Company's real estate property revenue is from residential rentals under short-term leases.

NOTE 7 - LONG-TERM DEBT

Long-term debt consists of the following:

                                                       December 31,
                                                     1994        1993
Mortgage note secured by deed of trust on
 The Mart Shopping Center, interest at 10%
 payable in monthly installments of principal
 and interest of $11,945, due December 1,1997     $1,245,532   $1,272,292
Mortgage note secured by deed of trust on
 Appletree Townhouses, interest at 9.125%
 payable in monthly installments of principal
   and interest of $12,907, due October 1,1995     1,118,458    1,168,761
Mortgage note secured by deed of trust on
 Colony Ridge Apartments, interest at 8.75%
 payable in monthly installments of principal
 and interest of $18,550, due November 30,2003     1,458,272    1,549,324
Mortgage note secured by deed of trust on
  Redbird Trails Apartments (sold June 13,1994)         --      3,248,387
Mortgage note secured by deed of trust on
    North Oak Apartments (sold December 8,1994)         --      1,978,332
Other                                                351,971      295,181
                                                   4,174,233    9,512,277
Current portion of long-term debt                  1,419,078    1,745,895
                                                 $ 2,755,155  $ 7,766,382

At December 31, 1994, the principal portion of long-term debt is payable as follows:

        1995                                    $ 1,419,078
        1996                                        181,650
        1997                                      1,457,906
        1998                                        135,639
        1999                                        147,995
        Thereafter                                  831,965
                                                $ 4,174,233

NOTE 8 - INCOME TAXES

Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". The implementation of
Statement 109 did not have a material impact on the Company's financial statements.

At December 31, 1994, the Company had federal net operating and capital loss carryforwards of approximately $6,600,000. The net operating losses will expire in the various years through December 31, 2009. The Company had state net operating loss carryforwards of various amounts in the states in which it operates.

At  December 31, 1994, the Company had federal alternative minimum  credits  of
approximately  $13,000.   The alternative minimum tax may  be  carried  forward
indefinitely.

Federal and state laws impose limitations on the use of the net operating losses and tax credits following certain changes in ownership. If such an ownership change occurs, the limitation could reduce the amount of the benefits of the net operating losses and credit that would be available to offset future taxable income starting in the year of the ownership change.

A reconciliation of income tax computed at the federal statutory corporate tax rate to income tax expense is:

                                      Year Ended December 31,
                            1994               1993              1992
                        Amount   Percent  Amount   Percent Amount   Percent
Income taxes at federal
 statutory rate         (313,493) (34.0) (466,150) (34.0) (635,441) (34.0)
Increase (decrease) in
income taxes
resulting from:
 State and local income
 taxes, net of federal
 tax benefit               20,000    2.1       --     --   (74,010)  (4.0)
 Amortization of
 goodwill and
 other intangibles          2,913    0.3     1,256   0.1      1,293    0.1
 Change in valuation
 allowance                303,534   32.9   464,894  33.9        --     --
 Net operating loss
 carryover                    --     --        --     --    708,158   37.9
 Other                   (12,954)  (1.3)       --     --        --     --
                              --     --        --     --        --     --

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets as of December 31, 1994 and 1993 are as follows:

                                                December 31,
                                            1994           1993
Deferred tax assets:
 Net operating and capital
  loss carryforwards                   $  2,736,000   $ 1,863,000
 Note receivable                               --       3,677,000
 Inventories                                127,000        80,000
 Reserves                                   167,000       146,000
 Partnership interest                        89,000        90,000
 Other, net                                    --          31,000
                                          3,119,000     5,887,000
Deferred tax liabilities:
 Depreciation and amortization              578,000     3,700,000
 Other, net                                 166,000       115,000
                                            744,000     3,815,000
Less valuation allowance                 (2,375,000)   (2,072,000)
 Net deferred tax assets               $       --     $       --

The change in the valuation allowance for the year ended December 31, 1994 was an increase of $303,000.

NOTE 9 - OTHER ASSETS

Other assets consist of the following:

                                             December 31,
                                           1994        1993
Viatical Settlement:
 CAPX investment, net                  $  258,333   $      --
 Deferred acquisition expense             150,000          --
 Organization costs, net                  108,800          --
 Loan fees, net                           101,935          --
Other:
 Escrow account for capital
 improvements                                --        216,584
 Real estate and insurance impounds        56,368      228,250
 Deposits                                  53,445       94,489
 Other                                     22,006       11,349
                                       $  750,887   $  550,672

NOTE 10 - OPERATING LEASES

Jensen Corporation, the Company's industrial products subsidiary, leases its manufacturing facility under an operating lease with a monthly rental of $17,516 subject to future adjustments based on the consumer price index. The lease expires in 1999 and provides the Company with options to extend for one successive term of five years. The Company also has an equipment lease expiring in 1998. Rental expense for 1994 and 1993 was approximately $229,000 and $200,000, respectively.

National Capital Benefits Corporation, the Company's viatical settlement subsidiary, leases its office under an operating lease with a monthly rental of $4,299. The lease expires June 30, 1996. Rental expense for 1994 was approximately $38,000.

Future minimum lease payments under noncancellable operating leases having initial terms in excess of a year are as follow:

                                            Operating Lease
        1995                                  $   283,147
        1996                                      249,166
        1997                                      220,845
        1998                                      212,313
        1999                                      122,612
        Thereafter                                    --
                                              $ 1,088,083

NOTE 11 - EMPLOYEE BENEFIT PLAN

The Company's industrial products subsidiary sponsors a 401(k) Profit Sharing Plan and Trust covering all employees 21 years of age and older with at least one year of service and who work at least 1,000 hours during a year. The Company has the option of matching 20% to 50% of employee contributions based on employee's length of service. There were no Company contributions to the plan during 1994 or 1993.

NOTE 12 - SHAREHOLDERS' EQUITY

Outstanding warrants and options to purchase shares of the Company's common stock, together with the related grant and expiration dates as of December 31, 1994 are as follows:

                                                      Expiration
                                             Grant        Date
    Description        Shares    Price       Date     December 31,
Investor Warrants     1,975,000   $3.00      1988        1997
Investor Warrants       214,285    3.50      1988        1997
Management Warrants      40,000    3.00      1988        1997
Director Options          6,000    3.50      1991        1995
Director Options          3,000    3.50      1992        1995
Director Options          3,000    3.50      1993        1996
Consultant Options       25,000    3.50      1990        1996

All warrants and options were exercisable at December 31, 1994. During 1994, 12,000 shares of director options expired. No other warrants or options were exercised or expired during the three-year period ended December 31, 1994.

On April 22, 1994, the Company repurchased 212,100 shares of its common stock for treasury shares at a cost of $265,125. On July 29, 1994, the Company issued 100,000 shares of its common stock to CAPX Corporation in consideration for certain assets purchased therefrom.

NOTE 13 - INDUSTRY SEGMENT INFORMATION

The Company operated in four and three industry segments in 1994 and 1993, respectively. Industry segment information is as follows:

For the Year Ended December 31, 1994:

                             Industrial    Viatical
                 Real Estate  Products    Settlement    General
                  Division    Division     Division    Corporate      Total
Revenues         $3,613,978  $5,691,585 $    621,101 $     73,533 $ 10,000,197
Operating loss    (310,223)   (280,295)  (1,109,769)  (1,383,612)  (3,083,899)
Depreciation and
 amortization       895,338      18,591       99,338          --     1,013,267
Gain on sale of
 properties       2,141,858         --           --           --     2,141,858
Capital
 expenditures       207,870      11,118       37,734          --       256,722
Identifiable
assets-
December 31,1994 $9,010,158  $2,899,593 $  3,962,758  $ 2,027,818  $17,900,327

For the Year Ended December 31, 1993:

                              Industrial  Viatical
                 Real Estate   Products  Settlement     General
                   Division    Division   Division     Corporate     Total
Revenues         $ 5,219,325 $7,091,414 $      --    $    221,760 $12,532,499
Operating loss     (685,376)  (332,665)        --     (1,181,618) (2,199,659)
Depreciation and
 amortization      1,245,619     19,491        --          10,672   1,275,782
Gain on sale of
 properties          828,659        --         --            --       828,659
Capital
expenditures       1,265,441     20,127        --           1,076   1,286,644
Identifiable
assets-
December 31,1993 $16,330,856 $2,755,327 $      --     $ 3,922,714 $23,008,897

NOTE 14 - LITIGATION

Jensen Corporation ("Jensen") is a defendant in a number of product liability lawsuits and other litigation arising out of its operations and operations of the former owner of Jensen's assets. Given the nature of Jensen's products, it anticipates that it may be party to such lawsuits from time-to-time and maintains insurance to provide for potential claims in an amount equal to $1 million per claim with a limit of $2 million in the aggregate. Jensen also establishes reserves deemed adequate to cover an estimated amount which it may be required to fund with respect to the deductible portion of such loss that must be borne by Jensen prior to the application of the coverage, which is a maximum of $100,000 per claim under the existing policy. In the opinion of management, the resolution of existing claims and litigation will not have a material adverse impact on the financial position of the Company.

NOTE 15 - REVOLVING CREDIT FACILITY

On March 17, 1994, NCBC entered into a revolving credit facility ("Facility") with a credit limit of $10,000,000, which expires March 17, 1997. The Facility is secured by all the assets of NCBC. The Facility bears interest at 2% over a composite of several large bank prime rates or the rate on 90 day dealer commercial paper, whichever is higher, (11% at December 31, 1994), and is subject to a commitment fee of .625% on the average daily unused amount of the line.

Under the terms of the Facility, the lender will loan NCBC an amount equal to the lesser of 95% of the cost of insurance policies purchased (defined as the cost paid to the viator (terminally ill insured), two years of regular insurance premiums, a one-time reinsurance premium based on the face value of the policy and third party commissions) or 70% of the face value of the policy. Under the Facility, the insurance policies purchased by NCBC must meet certain underwriting criteria as established in the Facility. The lender will evaluate each policy to be purchased by NCBC to verify compliance with the underwriting criteria. The Facility requires that NCBC pay two years of regular premiums and the reinsurance premium on the policy in advance. In some cases, the insurer will only accept one year's premium payment in advance; consequently, the Facility reduces the a availability of advances to the extent of any such premiums which are unpaid.

When an insurance policy matures, the total proceeds are received directly by the collateral agent of the lender and are applied as a reduction on the financing line.

The  Facility  contains  financial  covenants  and  other  restrictions
related   to  the  use  of  borrowed  cash  including  limitations   on
executives' compensation, dividends and payments to affiliates.

Item 8 - Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Not Applicable

                            PART III

Item 9 - Directors, Executive Officers, Promoters, and Control Persons; Compliance With Section 16(a) of the Exchange Act

At March 23, 1995, there were five directors on the Company's Board of Directors, two of which are also executive officers of the Registrant. The principal occupations and affiliations during the last five years of the directors and executive officers are described in the following table. Each director's term of office expires at the next meeting of shareholders following his election and upon the election and qualification of his successor. The executive officers serve at the pleasure of the Board of Directors.

James Pinto            Chairman since      NCMC
Chairman of the Board  1989
Age 43
Director since 1988    Director            Biscayne Holdings, Inc.
                                           (apparel manufacturer
                                           and distributor)

                       Director            Anderson Group, Inc.
                                           (dental and
                                           electronics)

John C. Shaw           Chief Executive     NCMC
Director and           Officer since 1994
Chief Executive
Officer                Managing Director   Resource Holdings, Ltd.
Age 41                 since 1983          (investment firm)
Director since 1988
                       1989 to 1992 Co-    NCMC
                       Chairman

                       Trustee             Wedgestone Financial
                                           (diversified lender and
                                           truck parts
                                           manufacturer)

Herbert J. Jaffe       President since     NCMC
Director and President 1988
Age 60
Director since 1987    1983-93 Chairman    NCM Management Ltd.
                                           (management company of
                                           NCMC)

Leslie A. Filler       Chief Financial     NCMC
Chief Financial        Officer
Officer                since September
Age 42                 1991

                       Chief Financial     NCM Management Ltd.
                       Officer             (management company)
                       since 1988

Timothy Graham         1994-1995           WinStar Communications,
Director               Executive Vice      Inc.
Age 44                 President           (communications, media,
Director since                             retail)
December 1994
                       1991-1994           NCMC
                       Corporate
                       Secretary

                       1989-1991           WinStar Services, Inc.
                       Executive           (retail,
                       Vice President and  communications)
                       General Counsel

                       Director            TII Industries, Inc.,
                                           (telecommunications and
                                           power line equipment)

David Faulkner         1989-1995 Vice      Memorex Telex Inc.
Director               Chairman/CFO        (computer industry)
Age 54
Director since July
1994

James H. Carey         Chief Executive     NCBC
Chief Executive        Officer
Officer                since March 1994
NCBC
Age 62                 1991 to 1994        Briarcliff Financial
                       Managing Director   Associates

                       1989 to 1991        The Berkshire Bank
                       President and
                       Chief Executive
                       Officer

                       1987 to 1989        JFTA Services Corp.
                       Chairman            (financial advisory
                                           firm)

Kenneth M. Klein       President and       NCBC
President and Chief    Chief Operating
Operating Officer      Officer since
NCBC                   March 1994
Age 56
                       1991 to 1994        Private Practice
                       Attorney

                       1988 to 1991        Amivest Corporation
                       Senior Vice
                       President

Howard Eglowstein      Chief Operating     Jensen Corporation
Chief Operating        Officer since May
Officer-               1993
Jensen Corporation
Age 60                 1989-1993           Jensen Corporation(1)
                       Executive Vice
                      President
(1) Mr. Eglowstein was the executive vice president of the former owner of the assets of Jensen Corporation prior to and during the former owner's bankruptcy.

Item 10 - Executive Compensation

The following table sets forth information in respect to the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of NCMC for services in all capacities to the Corporation and its subsidiaries in 1994, 1993 and 1992.

                                      Annual Compensation
                                                        Other Annual
                         Year     Salary     Bonus      Compensation
John C. Shaw             1994     257,500      --          4,000
Chief Executive          1993     247,500      --          9,000
Officer                  1992     237,500   142,000        8,750

James Pinto              1994     257,500      --          4,000
Chairman                 1993     247,500      --          9,000
                         1992     237,500   142,000        8,750

Herbert J. Jaffe         1994     100,000    10,000        4,000
President and            1993     100,000       --         9,000
Chief Officer            1992     100,000    60,000        8,750
Operating

James H. Carey           1994     125,000       --         8,333
Chief Executive
Officer
NCBC

Ken M. Klein             1994     125,000       --         8,333
President and Chief
Operating Officer
NCBC

The Company presently provides various non-cash benefits to its executive officers, but it does not believe, except as noted, that such benefits exceeds the lesser of $50,000 or 10% of the cash compensation set forth for each of the executive officers of the proceeding cash compensation table.

Mr. Pinto is employed as Chairman of the Company under an amended non-exclusive agreement which was effective January 1, 1994. He was compensated at the base annual rate of $257,500 in 1994. From January 1, 1995 through March 31, 1995 his base annual compensation was lowered to $195,000, whereby he received $48,750 for this three month period pursuant to this agreement.

Mr. Shaw, who served as a consultant to the Company pursuant to a non-exclusive Consulting Agreement until December 31, 1993, entered into an amended non-exclusive agreement to act in the capacity of Chief Executive Officer of the Company from January 1, 1994 under the same terms as Mr. Pinto.

Effective April 1, 1995, Messrs. Pinto and Shaw entered into new agreements with the Company to act in the same capacities through March 31, 1997, with options to extend these agreements for one year if certain conditions are met. They will receive compensation of $125,000 each plus Mandatory Incentive Bonuses which are based on certain Company operating objectives, plus Discretionary Bonuses which may be granted at the option of the Board of Directors. If these agreements are terminated by the Company other than for cause, disability or death, Messrs. Pinto and Shaw shall be entitled to receive their base compensation through the existing term.

Pursuant  to an agreement between the Company and NCM  Management
Ltd., Mr. Jaffe is entitled to receive $8,333 per month plus health benefits. See Item 12 - Certain Relationships and Related
Transactions.

The bylaws of the Company provide for indemnification by it of its officers and directors to the fullest extent permitted by law.

During 1994, members of the Board of Directors received quarterly compensation of $2,000 and $250 for each meeting attended. Beginning July 1, 1994, however, Directors who are either employees, officers or consultants of the Company will not compensated and will not receive meeting fees. Directors are entitled to be reimbursed for reasonable out of pocket expenses incurred with respect to meetings of the Board. Since 1989, the Company has followed a policy of awarding each director, who is not an employee, officer or consultant of the Company, Options to purchase 3,000 shares of NCMC Common Stock at $3.50 per share, for each year in which each such individual is elected to serve as a director of the Company. No options were awarded in connection with this policy during 1994.

Item  11  -  Security  Ownership  of Certain  Beneficial  Owners  and
Management

The following table sets forth certain information regarding the beneficial ownership of NCMC common stock as of March 30, 1995, by:
(i) each person known by the Company to own beneficially more than 5% of the shares of NCMC common stock (ii) each person who is a director or executive officer of the Company; and (iii) all directors and executive officers of the Company as a group.

The Investor Warrants referred to below consist of warrants to acquire an aggregate of 2,189,285 shares of NCMC common stock, at any time prior to December 31, 1997. Of the aggregate Investor Warrants, 1,975,000 permit acquisition of shares of NCMC common stock at an exercise price of $3.00 per share (the "$3.00 Investor Warrants") and 214,285 permit acquisition of shares of NCMC common stock at an exercise price of $3.50 per share (the "$3.50 Investor Warrants"). The Management Warrants, referred to below, consist of warrants to acquire an aggregate of 400,000 shares of NCMC common stock at any time prior to December 31, 1997 for an exercise price of $3.00 per share. The Management Warrants and the Investor Warrants are collectively referred to as the Warrants.

                              Beneficial Ownership     Beneficial Ownership
                             of NCMC Common Stock(1)  of NCMC Common Stock(2)
Name and address of NCMC      Number of    Percent     Number of    Percent
  Beneficial Owner (3)         Shares      of Class     Shares      of Class
RHEC, L.P.                    1,166,044       23.2%    2,273,186(4)    29.7%
10 East 53rd Street
New York, NY  10022

The Hawley Opportunity          428,086(5)     8.5%      603,086(6)     7.9%
Fund, L.P.
c/o Hawley and Wright,Inc.
6053 S. Quebec Creekside 202
Englewood, CO  80111

Larry D. Doskocil               289,435(7)     5.8%      517,940        6.8%
500 North Main Street
South Hutchinson, KS
67504

Herbert J. Jaffe                 34,536(8)     0.7%      154,536(9)     2.0%

James Pinto                     310,706        6.2%      942,344(10)   12.3%

John C. Shaw                  1,216,684(11)   24.2%    2,323,826(11)   30.4%

Timothy R. Graham                62,000        1.2%       91,500(13)    1.2%

Leslie A. Filler                  2,500       0.05%        2,500       0.03%

James H. Carey                      --(14)      --            --(14)     --

Kenneth M. Klein                    --(14)      --            --(14)     --

All executive officers
and directors as a group
(7 persons)                   1,626,426(15)    32.4%    3,514,706(16)   45.9%

  NOTES TO TABLE OF BENEFICIAL OWNERS AND MANAGEMENT

  1. This column assumes that none of the Warrants or Options have been exercised.

  2. This column assumes that all of the Warrants and Options have been exercised.

  3. Unless  otherwise  indicated, each shareholder  listed  has the  sole power to vote and direct the disposition of  the
      shares   of  the  Company  beneficially  owned   by   such
      shareholder.

  4. Includes 1,107,142 shares of NCMC common stock which may be issued upon the exercise of Investor Warrants. Mr. Shaw, a director of the Company, is a managing director of Resource Holdings, Ltd., the general partner of RHEC, L.P.

  5. Hawley and Wright, Inc. and Mr. MacDonald Hawley may be deemed to also beneficially own these shares by virtue of Hawley and Wright, Inc. being the general partner of the Hawley Opportunities Fund, L.P. and Mr. MacDonald Hawley being the president and controlling shareholder of Hawley and Wright, Inc.

  6. Includes 175,000 shares of NCMC common stock issuable upon exercise of Investor Warrants.

  7. Based on information received by the Company from Mr. Doskocil, his aggregate ownership of NCMC securities consisted on December 31, 1994, of indirect beneficial ownership of 289,435 shares of Common Stock and 517,940 Investor Warrants owned by QCP, L.P., a Kansas limited partnership which Mr. Doskocil may be deemed to control through his ownership and control of QMC, Inc., the corporate general partner of QCP, L.P.

  8. Includes 34,136 shares owned by NCM Holdings, a general partnership of which Mr. Jaffe is a general partner, and 400 shares owned directly by Mr. Jaffe.

  9. Includes 120,000 shares of NCMC common stock issuable on exercise of Management Warrants, 34,136 shares owned by NCM Holdings and 400 shares owned directly by Mr. Jaffe.

  10.Includes 310,706 shares owned directly by Mr. Pinto and 631,638 shares upon exercise of Investor Warrants.

  11.Mr. Shaw is a managing director of Resource Holdings, Ltd., the general partner of RHEC, L.P. Except for 50,640 shares owned directly by Mr. Shaw, the shares of NCMC common stock shown as beneficially owned by Mr. Shaw are the same shares shown as beneficially owned by RHEC, L.P.

  12.Includes 15,000 Options.

  13.Includes 62,000 shares owned directly by Mr. Graham, 25,000 Consultant Options and 4,500 Investor Options.

  14.James  Carey,  an  executive officer  of  National  Capital
      Benefits Corporation ("NCBC"), owns 5.5% of the outstanding common shares of NCBC. The VFC Trust, for which Kenneth Klein, an executive officer of NCBC, serves as sole Trustee, owns 14.5% of the outstanding common shares of NCBC. Pursuant to the terms of a stockholders' agreement among these investors and the Company, these shares, under certain circumstances, may be converted into shares of the Company in 1997 at a then-appraised value.

  15.Includes 1,200,180 shares of NCMC common stock owned by NCM Holdings and RHEC, L.P.

  16.Includes 1,200,180 shares of NCMC common stock owned by NCM Holdings and RHEC, L.P., and 1,897,280 shares of NCMC common stock issuable on exercise of all the Warrants and the Options.

Item 12 - Certain Relationships and Related Transactions

The Company and NCM Management Ltd. ("NCM") have agreed that NCM will provide management services through March 1995 and provide personnel, equipment and facilities for the day to day management and operations of the Company including supervision of its real estate properties. As compensation for its services, NCM is receiving a monthly payment of $8,333 plus management fees of 4% of revenues from the properties other than Redbird Trails Apartments and North Oak Apartments for which it receives a management fee of 6%. In addition, Mr. Jaffe is provided health insurance benefits. Mr. Jaffe, a director and officer of the Company, is chairman and owns approximately 33% of the outstanding capital stock of NCM and may be deemed to have a material interest in all payments to NCM. During 1994, NCM received an aggregate of $324,163 for management services rendered to the Company, including therein Mr. Jaffe's compensation.

In 1994, Resource Holdings, Ltd. ("Resource") provided office space and related services at its principal office in New York City for Mr. John C. Shaw and for use by officers and directors of NCMC while in New York, including Mr. James Pinto and Mr. Jaffe. Resource was reimbursed by the Company in an amount equal to $75,492 for providing such office space and related services in 1994. In addition, in accordance with its agreement with Resource, the Company has deposited with Resource's landlord the amount of $37,746 which will be returned, plus interest, to the Company on termination of the lease. Mr. Shaw, a director of the Company, is a managing director and significant shareholder of Resource, and therefore may be deemed to have an interest in payments to Resource.

Stock   Transaction   Reports  by  Officers,  Directors   and   10%
Stockholders

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company' common stock to file with the Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the
Company. To the Company's knowledge, based solely on copies of reports furnished to the Company and information furnished by the reporting persons, each officer, director and 10% stockholder of the Company, with one exception, was in compliance with all reporting requirements under Section 16(a) for the year ended December 31, 1994. Mr. John C. Shaw, a director and officer of the Company filed in January 1995 on Form 4 with respect to the purchase of 40,000 shares of the Company's stock at $1.25 per share during November 1994.
                            PART IV

Item 13 - Exhibits and Reports on Form 8-K

The following documents are filed as part of this report:

(a)   Exhibits:
            3. Articles of Incorporation and By-Laws of National Capital Management Corporation (the "Company" or "NCMC") (incorporated by reference from Schedule 4
            to   the   Prospectus  included  in  the   Registration
            Statement  on Form S-4 of the Company  (No.  33  19149)
            filed   on   December   18,  1987  (the   "Registration
            Statement")).
            3(ii).1   Resolution of Board of  Directors  amending
            NCMC By-Laws dated April 12,1995.
            3(ii).2Consent to Action of Directors Without a Meeting
            4.1 Form of Warrant for 2,400,000 shares of NCMC common stock (incorporated by reference from Exhibit
            4.1 of the Annual Report on Form 10-K of the Company filed on March 29, 1988).
            4.2 Form of Warrant for 214,285 shares of NCMC common stock (incorporated by reference from Exhibit 4.2 of the Annual Report on Form 10-K of the Company filed on March 29, 1988).
            10.1 Registration Agreement dated February 25, 1988 between NCMC and certain other persons (incorporated by reference from Exhibit 10.3 of the Annual Report on Form 10-K of the Company filed on March 29, 1988).
            10.2 Employment Agreement dated September 1, 1990 between James J. Pinto and NCMC (incorporated by reference from Exhibit 10.4 of the Annual Report on Form 10-K of the Company filed on April 1, 1991).
            10.3 Amended and Restated Employment Agreement dated as of June 15, 1994 between James J. Pinto and NCMC.
            10.4  Agreement dated as of April 1, 1995 between James
            J. Pinto and NCMC.
            10.5   Consulting  Agreement  dated  January  1,   1992
            between   John  C.  Shaw  and  NCMC  (incorporated   by
            reference from Exhibit 10.5 of the Annual Report on Form 10-K of the Company filed on April 15, 1992).
            10.6 Amended and Restated Employment Agreement dated as of June 15, 1994 between John C. Shaw and NCMC.
            10.7  Agreement dated as of April 1, 1995 between  John
            C. Shaw and NCMC.
            10.8 Redbird Trails Associates Limited Partnership Agreement among NCQ Realty, Inc., Kelcor, Inc. and DLJ
            Enterprises,  Inc.  (incorporated  by  reference   from
            Exhibit 10.1 of the Current Report on Form 8-K of the Company filed on June 23, 1992).
            10.9   Amended  and  Restated  Agreement   of   Limited
            Partnership among Redbird Trails Associates, L.P., NCQ Realty, Inc., Kelcor, Inc., National Corporate Tax Credit Fund and National Corporate Tax Credit, Inc. dated as of January 1, 1993 (incorporated by reference from Exhibit 10.12 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.10 First Amendment to Amended and Restated Agreement of Limited Partnership of Redbird Trails Associates, L.P. among NCQ Realty, Inc., National Corporate Tax Credit Fund and National Corporate Tax Credit, Inc. dated as of January 1, 1993 (incorporated by reference from Exhibit 10.6 of the Quarterly Report on Form 10-QSB of the Company filed on August 15,
            1994).
            10.11 Second Amended and Restated Agreement of Limited Partnership of Redbird Trails Associates, L.P. by and among NCQ Redbird, Inc. National Corporate Tax Credit Fund and National Corporate Tax Credit, Inc. dated as of November 23, 1994.
            10.12 Investment Agreement among Redbird Trails Associates, L.P., NCQ Realty, Inc., Kelcor, Inc.,
            National   Corporate  Tax  Credit  Fund  and   National
            Corporate Tax Credit, Inc. dated as of January 1, 1993 (incorporated by reference from Exhibit 10.11 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
                 10.13      Security Agreement between NCQ  Realty,
            Inc. and National Corporate Tax Credit Fund dated as of January 1, 1993 (incorporated by reference from
            Exhibit 10.2 of the Quarterly Report on Form 10-QSB of the Company filed on August 15, 1994).
            10.14 Indemnity Agreement between Redbird Trails Associates, L.P. and National Corporate Tax Credit Fund (incorporated by reference from Exhibit 10.4 of the Quarterly Report on Form 10-QSB of the Company filed on August 15, 1994).
            10.15       Letter   agreement   regarding   the   date
            of  admission of the Limited Partner among NCQ  Realty,
            Inc.,   DLJ   Enterprises,   Inc.,   National   Capital
            Management  Corporation, National Corporate Tax  Credit
            Fund   and   National  Corporate   Tax   Credit,   Inc.
            (incorporated by reference from Exhibit 10.5 of the Quarterly Report on Form 10-QSB of the Company filed on August 15, 1994).
            10.16     Operating  Deficit  and  Rental   Achievement
            Agreement   among  Redbird  Trails  Associates,   L.P.,
            National Capital Management Corp., National Corporate Tax Credit Fund and National Corporate Tax Credit,
            Inc.  dated  as  of  June  6,  1994  (incorporated   by
            reference from Exhibit 10.7 of the Quarterly Report on Form 10-QSB of the Company filed on August 15, 1994).
            10.17 Letter agreement among NCQ Realty, Inc., National Corporate Tax Credit Fund, National Corporate Tax Credit, Inc. dated June 6, 1994 which amends the Investment Agreement among Redbird Trails Associates,
            L.P.,   NCQ   Realty,  Inc.,  Kelcor,  Inc.,   National
            Corporate Tax Credit Fund and National Corporate Tax Credit, Inc. dated as of January 1, 1993 (incorporated by reference from Exhibit 10.9 of the Quarterly Report on Form 10-QSB of the Company filed on August 15,
            1994).
            10.18 Signature Midwest, L.P., Limited Partnership Agreement among NCQ Realty, Inc., Kelcor, Inc. and DLJ
            Enterprises,  Inc.  (incorporated  by  reference   from
            Exhibit 10.1 of the Current Report on Form 8-K of the Company filed on July 23, 1992).
            10.19 Amended and Restated Agreement of Limited Partnership among Signature Midwest, L.P., NCQ Realty, Inc., Kelcor, Inc., National Corporate Tax Credit Fund and National Corporate Tax Credit, Inc. dated as of
            January   1,  1993  (incorporated  by  reference   from
            Exhibit 10.9 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.20      Second  Amended  and Restated  Agreement  of
            Limited  Partnership of   Signature  Midwest,  L.P.  by
            and among NCQ North Oak, Inc. National Corporate Tax Credit Fund and National Corporate Tax Credit, Inc. dated as of November 23, 1994.
            10.21        Investment   Agreement   among   Signature
            Midwest,   L.P.,  NCQ  Realty,  Inc.,   Kelcor,   Inc.,
            National   Corporate  Tax  Credit  Fund  and   National
            Corporate Tax Credit, Inc. dated as of January 1, 1993 (incorporated by reference from Exhibit 10.8 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.22      Operating  Deficit  and  Rental  Achievement
            Agreement  among  Signature  Midwest,  L.P.,   National
            Capital   Management  Corp.,  National  Corporate   Tax
            Credit Fund and National Corporate Tax Credit, Inc. dated as of November 23, 1994.
            10.23 Security Agreement between NCQ North Oak, Inc. and National Corporate Tax Credit Fund dated as of November 23, 1994.
            10.24 Letter agreement among Signature Midwest, L.P., National Corporate Tax Credit Fund and National Corporate Tax Credit, Inc. dated November 23, 1994 which amends the Investment Agreement by and among NCQ Realty, Inc., National Corporate Tax Credit Fund and
            National  Corporate  Tax  Credit,  Inc.  dated  as   of
            January 1, 1993.
            10.25 Indemnity Agreement between Signature Midwest, L.P., NCQ Realty, Inc. and National Corporate Tax Credit Fund dated December 30, 1993.
            10.26 Employment Agreement dated as of March 1, 1994 between NCMC and James H. Carey (incorporated by reference from Exhibit 10.14 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.27 Employment Agreement dated as of March 1, 1994 between NCMC and Kenneth M. Klein (incorporated by reference from Exhibit 10.15 of the Annual Report on Form 10-KSB of the Company filed on March 31,
            1994).
            10.28      Stockholders' Agreement by and between James
            H.  Carey,  The  VFC Trust, NCMC and  National  Capital
            Benefits   Corporation   ("NCBC")   (incorporated    by
            reference from Exhibit 10.16 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.29     $10 million Revolving Credit Facility by  and
            between   NCBC  and  Transamerica  Lender  Finance,   a
            division    of    Transamerica   Credit    Corporation.
            (incorporated by reference from Exhibit 10.17 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.30 Collateral Assignment of Insurance Contract and Form of Abnormal Mortality Stop Loss Policy by and between NCBC and NCB Insurance, Ltd. (incorporated by reference from Exhibit 10.18 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.31        Collateral   Assignment   of   Reinsurance
            Contract and Form of Abnormal Mortality Stop Loss Reinsurance Contract (incorporated by reference from
            Exhibit 10.19 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.32 Subordination Agreement by and between NCBC and NCMC dated as of March 17, 1994 (incorporated by reference from Exhibit 10.20 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.33 Collateral Agency Agreement by and between NCBC and Bankers Trust Company as Collateral Agent (incorporated by reference from Exhibit 10.22 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.34      Withdrawal,  Release and Purchase  Agreement
            by   and  among  National  Tax  Credit  Investors   II,
            National   Tax   Credit,   Inc.   II,   Quivira   Place
            Associates,   L.P.,  NCQ  Realty,   Inc.,   NCMC,   DLJ
            Enterprises, Inc. and David L. Johnson dated December 30, 1993 (incorporated by reference from Exhibit 10.23 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.35       Secured   Promissory   Note    issued    by
            National  Tax Credit Investors II in favor of  NCMC  in
            the   amount  of  $938,500,  dated  December  30,  1993
            (incorporated by reference from Exhibit 10.24 of the Annual Report on Form 10-KSB of the Company filed on March 31, 1994).
            10.36       Asset   Purchase  Agreement  between   CAPX
            Corporation,  National  Capital  Benefits   Corp.   and
            National Capital Management Corporation dated July 29, 1994 (incorporated by reference from Exhibit 10.10 of the Quarterly Report on Form 10-QSB of the Company filed on August 15, 1994).
            10.37      Registration   Rights   Agreement   by   and
            between  National  Capital Management  Corporation  and
            CAPX   Corporation   dated  as   of   July   29,   1994
            (incorporated by reference from Exhibit 10.11 of the Quarterly Report on Form 10-QSB of the Company filed on August 15, 1994).
            10.38          Services    Agreement    between    CAPX
            Corporation and National Capital Benefits Corporation dated July 29, 1994 (incorporated by reference from
            Exhibit 10.12 of the Quarterly Report on Form 10-QSB of the Company filed on August 15, 1994).
            10.39      Letter   of  Agreement   dated   April   21,
            1994, to repurchase 212,100 shares of common stock of National Capital Management Corporation ("NCMC"), by and between Deerfield Ltd., Shoebox Investments, L.P.,
            Jonathan   Schwartz,   Marcella   Fischer   and    NCMC
            (incorporated by reference from Exhibit 10.1 of the Quarterly Report on Form 10-QSB of the Company filed on May 16, 1994).
            10.40    Subsidiaries of NCMC  (including    controlled
            partnerships).

(b)   None
                           SIGNATURES

Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                         NATIONAL CAPITAL MANAGEMENT CORPORATION


                         By:/s/ Herbert J. Jaffe
                            Herbert J. Jaffe, President



                         By:/s/ Leslie A. Filler
                            Leslie A. Filler
                            Principal Financial Officer and
                            Principal Accounting Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:


                         By:/s/ Herbert J. Jaffe
                            Herbert J. Jaffe
                            President and Director
                            April 14, 1995



                         By:/s/ James Pinto
                            James Pinto, Director
                            April 14, 1995



                         By:/s/ John C. Shaw
                            John C. Shaw, Director
                            April 14, 1995



                         By:/s/ Timothy R. Graham
                            Timothy R. Graham, Director
                            April 14, 1995



                         By:/s/ David Faulkner
                            David Faulkner, Director
                            April 14, 1995